EXHIBIT 10
PURCHASE AND
SALE AGREEMENT

DATED MARCH 31, 1994

BY AND AMONG

MILLIPORE CORPORATION,

MILLIPORE INVESTMENT HOLDINGS, LTD.

MILLIPORE, S.A.

AND

WATERS HOLDING INC.

PURCHASE AND SALE AGREEMENT


	This is an agreement dated the 31st day of March, 1994, among Waters Holding Inc., a Delaware corporation (the "Purchaser"), Millipore Corporation, a Massachusetts corporation ("Millipore"), Millipore Investment Holdings, Ltd., a Delaware corporation ("MIHL"), and Millipore, S.A., a French corporation ("Millipore France"), each of which are wholly-owned subsidiaries of Millipore.

	WHEREAS Millipore conducts, as one of its businesses on a worldwide basis, a Business (as defined below) under the name
"Waters Chromatography Division" (herein referred to as the "Waters Division"); and

	WHEREAS the Waters Division's conduct of the Business outside of the United States has heretofore been integrated with Millipore's other businesses, so that (i) in certain foreign countries the sales, service and customer support operations of the Waters Division (along with Millipore's other businesses) are conducted through wholly-owned foreign subsidiary corporations organized under the laws of such countries and identified on Annex A hereto and (ii) in certain other foreign countries the sales, service and customer support applications of the Waters Division (separate from Millipore's other businesses) are conducted through foreign branches of U.S. subsidiaries and identified on Annex B hereto and (iii) in certain other foreign countries the sales, service and customer support operations of the Waters Division (along with Millipore's other businesses) are conducted through independent third party distributors; and

	WHEREAS, MIHL prior to the date hereof transferred to Waters Investments Limited ("WIL"), a Delaware corporation and wholly-owned subsidiary of MIHL, the patents, trade secrets and other intellectual property rights previously owned by Millipore and used by the Waters Division in the design, development, manufacturing, assembly, sale or distribution of products sold by the Waters Division; and

	WHEREAS, Millipore has caused (i) Millipore France to form a subsidiary, Waters, S.A., a corporation organized under the laws of France ("Waters France"), to which Millipore France will contribute all tangible and intangible assets of the Waters
Division located within France and its possessions, other than assets held by WIL, subject to all liabilities and obligations (which will be assumed by Waters France) incurred in the conduct of the Business in France; and (ii) WIL to form two subsidiaries, Nihon Waters Limited ("Nihon Waters") and Waters Asia Limited ("Waters Asia"), each a Delaware corporation, to which Millipore has caused or intends to cause (a) Nihon Millipore Ltd., a

Japanese corporation ("Nihon Millipore"), to contribute all tangible and intangible assets of the Waters Division located in Japan and its possessions subject to all liabilities and obligations (which shall be assumed by Nihon Waters) incurred in connection with the conduct of the Business in Japan and (b) Millipore Asia Ltd., a Delaware corporation ("Millipore Asia"), to contribute all of the tangible and intangible assets of the Waters Division located in those jurisdictions in which Millipore Asia conducts the Waters Division through branches subject to all liabilities and obligations (which shall be assumed by Waters
Asia) incurred in the conduct of the Business in such jurisdictions. The dates on which the contributions by Millipore France to Waters France, Nihon Millipore to Nihon Waters and Millipore Asia to Waters Asia, respectively shall have taken place are herein referred to as the "Contribution Dates."

	WHEREAS, the tangible assets, real estate and certain intangible assets used by the Waters Division in the conduct of the Business are owned directly or indirectly by Millipore and its Foreign Affiliates (as defined herein) and WIL; and

	WHEREAS, Millipore wishes to sell to Purchaser and to cause each Foreign Affiliate to sell to Purchaser and Purchaser wishes to purchase from Millipore and each such Foreign Affiliate the assets of the Waters Division used in the conduct of the Business by Millipore and each such Foreign Affiliate in consideration of the payment of the Purchase Price and the assumption by the Purchaser of the Assumed Liabilities (as defined herein) associated with such assets, subject to the terms and conditions hereinafter set forth; and

	WHEREAS Millipore France and MIHL wish to sell to the Purchaser and the Purchaser wishes to purchase from Millipore France and MIHL all of the outstanding capital stock of Waters France and all of the outstanding capital stock of WIL, respectively, subject to the terms and conditions hereinafter set forth;

	NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

ARTICLE I.

1.	Definitions.  For the purposes of this Agreement, the
following terms shall have the meanings assigned to them below whenever they are used in this Agreement (other terms defined elsewhere in this Purchase and Sale Agreement shall have the meanings ascribed to them at the location of their definition). Except where the context otherwise requires, words imparting the singular number shall include the plural number and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and vice versa:

	1.1.  "Agreement" shall mean this Purchase and Sale
Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

	1.2.	 "Balance Sheet" shall mean the balance sheet of the
Waters Division as of December 31, 1993 included in the Waters
Division Financial Statements.

	1.3. "Business" shall mean all of the businesses of the Waters Division, including, without limitation, the liquid chromatography business, operations and activities conducted by Millipore and its subsidiaries and affiliates on a worldwide basis. The liquid chromatography business, operations and activities shall include, without limitation, the design, manufacture, sale or distribution both directly and through independent distributors of: (i) high performance liquid chromatography instruments and components, (ii) mass spectrometers, including "Time of Flight" mass spectrometers (but excluding the business relating to those Time of Flight mass spectrometers currently the subject of the TOF License (other than intellectual property rights therein)), (iii) chromatographic components and consumables including, without limitation, solvent delivery systems, automatic samplers and injectors, chromatographic columns and consumables, detectors and data processing equipment and (iv) all products and services related to any of the foregoing.

	1.4. "Closing Date" shall mean the date upon which the closing of the transactions contemplated by this Agreement takes place as determined in accordance with Section 3.

	1.5. "ConSep License" shall mean a license agreement substantially in the form of Exhibit A hereto.

	1.6. "Documents" shall mean this Agreement and all Schedules and Exhibits attached hereto and other agreements contemplated hereby.

	1.7. "Foreign Affiliates" shall mean those foreign direct and indirect subsidiary corporations of Millipore which, as of the date hereof, own accounts receivable, inventory, assembly equipment, Waters Intellectual Property and/or other assets used in or relating to the Business or conducted any portion of the Business but excluding those subsidiaries identified on Annexes B and C hereof.

	1.8. "GAAP" shall mean United States generally accepted accounting principles.

	1.9.	"Millipore GAAP" shall mean GAAP, applied on a basis
consistent with the preparation of the Balance Sheet.

	1.10. "Millipore Contributed Assets" shall mean those rights and assets (tangible and intangible) which are not included in the Balance Sheet, but which are necessary for stand alone functionality for the conduct of the Business as conducted on December 31, 1993; provided, that with respect to the asset categories described on Exhibit B hereto, Millipore Contributed Assets shall mean those assets described opposite such categories on Exhibit B.

	1.11. "Purchased Assets" shall mean, collectively, the Foreign Assets and the Domestic Assets (each as defined in Section 2.2 hereof).

	1.12. "Sellers" shall mean, collectively, Millipore, MIHL, Millipore France and each of their respective subsidiaries and affiliates.

	1.13. "Tax" means any federal, state, local, or foreign income, gross receipts, franchise, excise, customs duties, payroll, employment, withholding, social security, unemployment, disability, real property, personal property, capital, net worth, transactions, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other tax, assessment or governmental charge imposed by law of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

	1.14. "TOF License" shall mean a license agreement substantially in the form of Exhibit C hereto.

	1.15.  "Transition Services Agreement" shall mean a
Transition Support and Service Agreement between Millipore and
Purchaser substantially in the form of Exhibit D hereto.

	1.16. "Waters Division Financial Statements" shall mean the audited balance sheets of the Waters Division as of December 31, 1993 and 1992, the related statements of income before corporate allocations and income taxes and cash flows for each of the three years in the period ended December 31, 1993, attached as
Schedule 4.6 hereto.

	1.17. "Waters Intellectual Property" shall mean collectively all intellectual property assets and rights owned by or under license from a third party to WIL, Millipore or any other Seller or any of their respective affiliates;

	(A) used exclusively in or relating exclusively to the Business from a third party, including without limitation the following:

		(i) all right, title and interest in and to all patents, copyright registrations and applications therefor, mask work registrations and applications therefor, patent applications, trademark licenses, copyright licenses and mask work licenses, patent licenses and copyrights used, acquired, developed or currently under development for use exclusively in the Business including but not limited to those set forth on
Schedule 4.13 hereto;

		(ii) all right, title and interest in and to all technologies, designs, methods, formulations, software, trade secrets, know-how and processes and licenses (with respect to the foregoing), used exclusively in, acquired or developed or currently under development for use exclusively in the Business;

		(iii) all right, title and interest in and to the trademark "Waters" in the U.S. and all foreign jurisdictions, and all good will associated therewith and all U.S. and foreign trademark registrations and applications obtained or filed with respect to such trademark, including but not limited to those set forth on Schedule 4.13 hereto;

		(iv) the other trade names, trademarks and trademark registrations and applications used or useful exclusively by the Business and all good will associated therewith, including, but not limited to, those set forth on Schedule 4.13; and

	(B) used in or relating to the subject matter of the TOF License and the ConSep License ("TOF and ConSep Technology"), including, without limitation, those patents, patent applications and licenses, copyright registrations and applications listed on
Schedule 4.13.

2.Acquisition of Purchased Assets, WIL and Waters France by
Purchaser.

	2.1. Sale of Waters France and WIL Stock. Millipore, MIHL and Millipore France agree to sell and transfer to Purchaser (or, at the option of Purchaser, to one or more direct or indirect wholly-owned subsidiaries of Purchaser designated by Purchaser
(its "designee(s)")), and Purchaser agrees to purchase (or cause its designee(s) to purchase) from Millipore, MIHL and Millipore France at the Closing (as defined in Section 3), all of the outstanding capital stock of Waters France (the "Waters France Stock") and all of the outstanding capital stock of WIL (the "WIL Stock"), respectively.

	2.2.  Sale of Purchased Assets.

		(1) Sale of Foreign Assets. Subject to the terms and conditions set forth herein, on the Closing Date (as defined in Section 3.1), Purchaser (or its designee(s) shall purchase from each Foreign Affiliate and Millipore shall cause each Foreign
Affiliate to convey, set over, assign, sell and deliver to Purchaser (or its designee(s)), free and clear of all liens, claims or other encumbrances (except as may be otherwise expressly permitted by this Agreement) all right, title and interest in each of the assets enumerated below used exclusively in or relating exclusively to the Business conducted by such Foreign Affiliate (collectively, the "Foreign Assets"), including without limitation,

	(a)	all unfilled purchase orders, sales orders and
service contracts relating to the Business in the territory in which such Foreign Affiliate has conducted the Business;

	(b)	all customer lists, mailing lists, and other
records and data relating to the Business;

	(c)	copies of all files, records, books and other data
relating to the Business;

	(d)	to the extent transferable, all licenses, permits
or governmental approvals applied for, issued or given to such Foreign Affiliate and relating to the Business;

	(e)	all accounts receivable of such Foreign Affiliate
relating to the Business;

	(f)	all machinery, equipment, inventories, raw
materials, supplies, spare parts, work-in-process, finished goods and other tangible assets used in or relating to the Business of such Foreign Affiliate;

	(g) all of such Foreign Affiliate's right, title and interest in and to the Waters Intellectual Property used in or constituting a part of the Business and all income, royalties, damages and payments due at Closing or thereafter with respect to any of the foregoing and all other rights with respect thereto (including, without limitation, rights to damages and payments for past, present or future infringements or misappropriations thereof) in all countries;

	(h)	all right, title and interest in and to all
contracts, commitments or other agreements (whether written or oral) of such Foreign Affiliate relating to the Business;
and

	(i) such of the Millipore Contributed Assets as are held by such Foreign Affiliate.

		(2)	Sale of Domestic Assets.  Subject to the terms and
conditions set forth herein, on the Closing Date, Purchaser (or its designee(s)) shall purchase from Millipore and/or MIHL and Millipore or MIHL, as the case may be, shall convey, set over, assign, sell and deliver to Purchaser (or its designee(s)), free and clear of all liens, claims or other encumbrances (except as may be otherwise expressly permitted by this Agreement) all right, title and interest of Millipore in and to all of the properties, assets and rights used exclusively in or relating exclusively to the Business as well as the TOF and ConSep
Technology) (the "Domestic Assets"), including, without limitation:

	(a)	all real property, leaseholds and subleaseholds
therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way and other appurtenants thereto
(such as appurtenant rights in and to public streets), owned or leased by Millipore and used in or related to the Business;

	(b)	all accounts receivable of Millipore attributable
to the Business;

	(c)	all machinery, equipment, inventories, raw
materials, supplies, spare parts, work-in-process, finished goods and other items of personal property of Millipore used in or related to the Business;

	(d)	all right, title and interest in and to all
contracts, commitments, or other agreement (whether written or oral) of Millipore relating to the Business;

	(e)	all prepaid expenses, advances and deposits of
Millipore attributable to the Business;

	(f)	all causes of action, demands, judgments, claims
(including insurance claims), indemnity rights or other rights relating to the Domestic Assets or the Business or arising under express or implied warranties from suppliers with respect to the Domestic Assets;

	(g)	all of Millipore's or MIHL's, as the case may be,
right, title and interest in and to the Waters Intellectual Property used in or forming a part of the Business and all income, royalties, damages and payments due at Closing or thereafter with respect to any of the foregoing and all other rights with respect thereto (including without limitation rights to damages and payments for past, present or future infringements or misappropriations thereof) in all countries;

	(h)	all governmental permits and consents relating to
the Business, to the extent such permits and consents are transferable;

	(i)	all right, title and interest of Millipore in and
to the Business as a going concern;

	(j)	copies of all books and records of Millipore
relating to the ownership and operation of the Business, including but not limited to correspondence, employment records, production records, accounting records, property records, mailing lists, customer and vendor lists, intellectual property prosecution files, and regulatory files (including master files);

	(k)	all other assets and properties of Millipore
relating to the Business, whether tangible or intangible, real, personal or mixed; and

	(l) such of the Millipore Contributed Assets as are held by Millipore or MIHL.

	2.3.	Assumption of Certain Obligations.  Subject to the
terms and conditions set forth herein, Purchaser (or its designee(s)) shall assume and agree to discharge and perform when due the liabilities and obligations (other than the Excluded Liabilities) of Millipore and each Foreign Affiliate, each with respect to the Business and which are (i) reflected on the Balance Sheet or incurred subsequent to the date thereof in the ordinary course of business consistent with past practice and
(ii) those liabilities and obligations as are enumerated below (collectively, the "Assumed Liabilities"):

	(a)	liabilities and obligations of Millipore and such
Foreign Affiliates under any purchase order, sales order, lease, agreement or commitment of any kind by which Millipore and such Foreign Affiliate is bound on the Closing
Date which was made in the ordinary course of business in accordance with past custom and practice and which is assigned to Purchaser (or its designee(s)) pursuant to
Section 2.2(i) of this Agreement, and to the extent such liabilities and obligations relate to performance after the Closing Date;

	(b)	liabilities and obligations of Millipore and such
Foreign Affiliates under permits, licenses, governmental orders, directives and agreements which were issued to Millipore and such Foreign Affiliates in the ordinary course of business in accordance with past custom and practice prior to the Closing Date and are assigned to Purchaser (or its designee) pursuant to the provisions of Section 2.2 hereof, to the extent such liabilities and obligations have been disclosed to Purchaser herein and relate to performance after the Closing Date;

	(c)	liabilities and obligations to repair or replace
products manufactured or sold by the Waters Division prior to the Closing Date in accordance with the Waters Division's limited product warranty; and

	(d)	the remainder of the liabilities and obligations
as of the Closing of the 1993 restructuring liabilities reflected in the $3.7 million accrual on the Balance Sheet
(the "Remaining Restructuring Accrual").

	2.4. Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser will not assume or in any way become liable for, and Sellers will retain and remain responsible for, any of Sellers' debts, liabilities or obligations of any nature whatsoever (other than the Assumed
Liabilities) (the "Excluded Liabilities"), whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, including without limitation the following:

	(a)	liabilities or obligations of Sellers to third
parties which may arise by reason of or with respect to this Agreement or any of the transactions contemplated hereunder
(including, without limitation, legal, accounting, brokerage, investment banking or finders' fees);

	(b)	liabilities or obligations for Taxes (i) incurred
with respect to the Business for periods (or portions thereof) on or prior to the Closing Date or (ii) not incurred with respect to the Business;

	(c)	liabilities arising from or relating to facts,
events or conditions existing on or prior to the Closing
Date and arising under the Comprehensive Environmental
Response, Compensation and Liability Act of 1980 (CERCLA), as amended, or any analogous federal, state, local or foreign Environmental Laws;

	(d)	liabilities arising from or relating to the soil
and groundwater contamination in the underground chemical and waste storage tank area located at Millipore's Taunton, Massachusetts facility; and

	(e)	liabilities arising from or relating to the letter
dated February 1, 1994 from the United States Environmental
Protection Agency to Millipore relating to Millipore's

Milford, Massachusetts facility attached as Exhibit D hereto.

	2.5.  Purchase Price.

	(a) Subject to adjustment as provided in Section 2.6, in consideration of (i) the assignment, transfer, conveyance and delivery by Millipore France of the Waters France Stock and by MIHL of the WIL Stock to Purchaser (or its designee(s)), (ii) the sale of the Purchased Assets by Millipore and each Foreign Affiliate to the Purchaser (or its designee(s)) and (iii) the other agreements of Millipore and MIHL stated herein, Purchaser (or its designee(s)) will pay and Millipore will receive $360,000,000 (the "Purchase Price") and the Purchaser (or its designee(s)) shall assume the Assumed Liabilities.

	(b) The parties agree that the Purchase Price and the Assumed Liabilities shall be allocated (i) between and among the Purchased Assets, the WIL Stock, the Waters France
Stock, the Transition Services Agreement in accordance with the rules of Section 1060 of the Internal Revenue Code and the regulations promulgated thereunder, and (ii) between and among the assets held directly or indirectly by WIL and its subsidiaries in accordance with Section 8.1.5(iii).
Purchaser shall, on or prior to the ninetieth (90th) day following the Closing Date, prepare and deliver to Millipore a schedule for allocating the Purchase Price to the Purchased Assets, the WIL Stock, the Waters France Stock and the Transition Services Agreement which schedule shall be reasonably satisfactory to Millipore. The allocations agreed to in the previous sentence shall be used by all parties to this agreement (and their affiliates) for all purposes (including financial, accounting and tax purposes).

	2.6.	Adjustment to Purchase Price.  (a)(i) Promptly after
the Closing Date, Purchaser shall prepare an unaudited balance sheet as of the close of business on the day immediately preceding the Closing for the Business (the "Closing Balance
Sheet") for purposes of determining the Closing Net Asset Value of the Business on the Closing Date. For purposes of this
Section 2.6, "Closing Net Asset Value" shall mean the value of the Purchased Assets, minus the Business' liabilities (other than the Excluded Liabilities and the Remaining Restructuring
Accrual); provided, that (x) the Millipore Contributed Assets shall be excluded from all calculations made pursuant to this
Section 2.6(a), and (y) all calculations and determinations made pursuant to this Section 2.6 shall be in accordance with Millipore GAAP. On or prior to the forty-fifth (45th) day following the Closing Date, Purchaser shall deliver to Millipore the Closing Balance Sheet together with the Purchaser's determination of the Closing Net Asset Value.

		(ii)  If the Closing Net Asset Value exceeds
$152,795,000 (the "Target Value"), then Purchaser shall pay to Millipore an amount equal to such excess within 10 days after the Closing Net Asset Value has been finally determined pursuant to this Section 2.6.

		(iii) If the Target Value exceeds the Closing Net Asset Value, Millipore shall pay to Purchaser an amount equal to such excess within 10 days after the Closing Net Asset Value is finally determined pursuant to this Section 2.6.

		(b)(i) If the Closing occurs before July 2, 1994, there shall be a further adjustment to the Purchase Price pursuant to this Section 2.6(b). In such event, Purchaser shall, promptly after the Closing Date, prepare (a) an unaudited income statement for the fiscal quarter ending July 2, 1994 (the "Quarterly Income Statement") for purposes of determining Quarter Income (Loss) and (b) an unaudited income statement for the portion of such fiscal quarter ending on the day preceding the Closing Date (the "Quarter Stub Income Statement") for purposes of determining Quarter Stub Income (Loss). For purposes of this
Section 2.6(b), "Quarter Income (Loss)" and "Quarter Stub Income
(Loss)" shall mean the income before corporate allocations and income taxes (as such terms are used in the Waters Division Financial Statements for the year ended December 31, 1993) of the Business for each such period; provided, that all calculations and determinations pursuant to this Section 2.6(b) shall be in accordance with Millipore GAAP (assuming, for purposes of determining Quarter Income, that the Closing did not occur). For purposes of this Section 2.6, "Pro Rata Income (Loss)" shall mean Quarter Income (Loss), divided by the number of days in the fiscal quarter ended July 2, 1994, multiplied by the number of days during such quarter prior to the Closing Date. On or prior to the forty-fifth (45th) day following the Closing Date, Purchaser shall deliver to Millipore Purchaser's determination of Quarter Income (Loss), Pro Rata Income (Loss) and Quarter Stub Income.

		(ii) If Pro Rata Income exceeds Quarter Stub Income, Purchaser shall pay to Millipore an amount equal to Pro Rata
Income, minus Quarter Stub Income (or, plus an amount equal to Quarter Stub Loss), multiplied by .83.

		(iii) If Quarter Stub Income exceeds Pro Rata Income, Millipore shall pay to Purchaser an amount equal to Quarter Stub
Income, minus Pro Rata Income.

		(c)(i) If the Closing occurs after July 2, 1994, there shall be a further adjustment to the Purchase Price pursuant to this Section 2.6(c). In such event, Purchaser shall, promptly after the Closing Date, prepare an unaudited balance sheet as of

July 2, 1994 and an income statement for the period beginning on the first day of the next fiscal quarter and ending on the day preceding the Closing Date (the "July Stub Statement") for purposes of determining July Stub Income (Loss) determined in accordance with the same method for determining Closing Net Asset Value pursuant to Section 2.6(a) above. For purposes of this
Section 2.6, "July Stub Income (Loss)" shall mean the income before corporate allocations and income taxes (as such terms are used in the Waters Division Financial Statements for the year ended December 31, 1993) of the Business for such period; provided, that all calculations and determinations pursuant to this Section 2.6(b) shall be in accordance with Millipore GAAP. On or prior to the forty-fifth (45th) day following the Closing Date, Purchaser shall deliver to Millipore Purchaser's determination of July Stub Income (Loss).

		(ii)  Within ten (10) days after July Stub Income
(Loss) has been finally determined pursuant to this Section 2.6, Purchaser shall pay Millipore an amount equal to the sum of

	(A)  July Stub Loss, if any, multiplied by .83, plus

	(B) the product of (x) 8% multiplied by .83 multiplied by $360,000,000, divided by 365, and (y) the number of days that have elapsed since the end of the last fiscal quarter of the Business through the day preceding the Closing Date, minus

	(C)  July Stub Income, if any, multiplied by .83.

		(d) If the Closing occurs on July 2, 1994, there shall be no further adjustment to the Purchase Price pursuant to this
Section 2.6 other than as required by 2.6(a) hereof.

		(e) All payments required by this Section 2.6 shall be made in cash to the party entitled thereto, with interest from and including the Closing Date to but excluding the date of payment at the prime rate from time to time announced by The
First National Bank of Boston.

		(f) If Millipore disagrees with any Purchaser determination pursuant to this Section 2.6, Millipore shall notify Purchaser in writing of such disagreement within thirty
(30) days after delivery of Purchaser's determination (such notice setting forth the basis for such disagreement in reasonable detail), and Purchaser and Millipore thereafter shall negotiate in good faith to resolve any such disagreements. If Purchaser and Millipore are unable to resolve any such disagreements within thirty (30) days after Millipore delivers such notice to Purchaser, Purchaser and Millipore shall submit the dispute to an independent auditor (which shall be a nationally recognized accounting firm) (the "Independent Auditor") for resolution, which Independent Auditor shall be selected in the same manner as arbitrators are selected pursuant to Section 12.10(c) hereof.

		(g) Purchaser and Millipore shall use their best efforts to cause the Independent Auditor to resolve all disagreements pursuant to this Section 2.6, but in any event within sixty (60) days after submission of the disputes to the Independent Auditor, the resolution of such disagreements shall be final and binding on Purchaser and Millipore. The Independent Auditors shall comply with the definitions used herein, shall follow the procedures set forth in this Agreement and shall comply with all other applicable terms of this Agreement.

		(h) The Independent Auditor will determine the allocation of the costs and expenses of its determination pursuant to this Section 2.6 based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Millipore claims the Closing Net Asset Value is $1,000 greater than the amount determined by Purchaser, and Purchaser contests only $500 of the amount claimed by Millipore, and if the Independent Auditor ultimately resolves the dispute by awarding Millipore $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300/500) to Purchaser and 40% (i.e., 200/500) to Millipore.

		(i) Any adjustments to the Purchase Price shall be allocated among the assets purchased in the same manner as described in Section 2.5(b).

3.	Closing.

	3.1. Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be held, upon five (5) business days notice from the Purchaser to Millipore, at 10:00
A.M. on the first day upon which all of the conditions set forth in Section 7.3, 7.4 and 7.5 have been satisfied or waived (the "Closing Date"), in New York City, New York or at such other location and time or on such other date (subject to Section 13 below) as the parties may agree.

	At the Closing:

		3.1.1. Delivery of Waters France Stock by Millipore France and of WIL Stock by MIHL. Millipore France and MIHL, respectively, will deliver to Purchaser (or its designee) certificates representing the Waters France Stock and the WIL
Stock, duly endorsed or accompanied by separate stock powers, in each case in proper form for transfer.

		3.1.2. Payment to Millipore and MIHL. Purchaser (or its designee) will deliver to Millipore and MIHL, respectively, certified or official bank check or wire transfer of immediately available funds in the amount of their respective portions of the Purchase Price.

		3.1.3. Delivery of Separate Deeds, Bills of Sale and Assignments with respect to the Purchased Assets. Millipore shall deliver to Purchaser (or its designee(s)) separate deeds, bills of sale and assignments or such other instruments of transfer which are necessary or desirable to effect the sale and transfer to the Purchaser of the Purchased Assets, including any such instruments which may be required under the laws of the jurisdiction of each Seller for the Purchased Assets to be acquired by the Purchaser (or its designee(s)) pursuant to this Agreement.

		3.1.4. Instruments of Assumption of Liabilities. Purchaser shall deliver to Millipore instruments of assumption or such other instruments which are necessary to effect the assumption of the Assumed Liabilities by Purchaser, including any such instruments which may be required under the laws of the jurisdiction of each Seller duly executed by the Purchaser (or its designee(s)) with respect to the Assumed Liabilities.

		3.1.5. Certificates, Opinions, etc. Each party will deliver to the other such certificates, opinions and other documents as are contemplated hereby or as may reasonably be requested by the other party to evidence compliance with the terms hereof.

		3.1.6. Transfer Taxes. Millipore shall pay or cause to be paid all transfer, sales, use, stamp and recording and other Taxes imposed by reason of the transactions contemplated in this Agreement.

4.	Representations and Warranties of Millipore and MIHL.  For
purposes of this Section 4, except as the context otherwise indicates, references to "Millipore" include Millipore and its subsidiaries, including MIHL, the Foreign Affiliates and Millipore France, and references to "WIL" include WIL and its Subsidiaries. Without limiting the foregoing, where a representation is made covering a period of time in which the Business was operated initially by Millipore and later by WIL, the representation shall be deemed to be made by Millipore relative to the period prior to the transfer of the assets and Business to WIL, including the transfer of the assets and the Business by Millipore France to Waters France, Nihon Millipore to Nihon Waters and by Millipore Asia to Waters Asia after the respective Contribution Dates, and by WIL relative to the period after such transfer up to the Closing.

	Except as set forth or disclosed on the Schedules to this Agreement, Millipore and MIHL, joint and severally, represent and warrant to and agree with the Purchaser that (it being understood that no Purchaser Indemnified Party (as defined in Section 12.1 below) shall be entitled to make any claim for indemnification pursuant to Section 12.1(a) if the Damages (as defined in Section 12.7) the Purchaser Indemnified Parties may suffer, sustain or become subject to, as a result of a particular breach of any representation or warranty contained in this Section 4 are less than $100,000; provided, that (A) if the Damages related to such claim equals or exceeds $100,000, any Purchaser Indemnified Party shall be entitled to make a claim for indemnification under
Section 12.1(a) with respect to such particular breach for the entire amount of the Damages related thereto, and (B) for purposes of this provision, any claim or series of claims arising out of or relating to the same or related facts, circumstances, occurrences, transactions or conditions shall constitute one claim with respect to any particular breach):

	4.1. Corporate Status. Each of Millipore and WIL is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to own and operate its properties and carry on its business as now conducted. Each of Millipore and WIL is duly qualified to do business and in good standing as a foreign corporation in each of the jurisdictions specified in Schedule 4.1, which includes each jurisdiction in which the nature of its business or the property owned or leased by the Waters Division makes such qualification necessary, except where the failure to be so qualified does not have a material adverse effect on the assets, liabilities, business or financial condition of the Business (a "Material Adverse Effect"). Millipore has delivered to Purchaser a complete and correct copy of the charter and by-laws, as amended to date, of WIL, and will at least 10 business days prior to the Closing Date deliver to Purchaser complete and correct copies (in English) of the charter and by-laws of Waters France. WIL and Waters France are not in default under or in violation of any provision of their respective charter and by-laws.

	4.2. Capitalization and Ownership of Shares. The authorized capital stock of WIL consists of 10,000 shares of common stock, $1.00 par value. MIHL owns, of record and beneficially all of the WIL Stock, which consists of 1,000 shares of common stock and represents all of the issued and outstanding shares of capital stock of WIL, free and clear of all liens, claims, charges, encumbrances and restrictions. The authorized capital stock of Waters France consists of 2,500 shares of common stock, 100 French Francs par value. Millipore France owns, of record or beneficially, all of the Waters France Stock, free and clear of all liens, claims, charges, encumbrances and restrictions. No other person or entity has or shares any direct or indirect interest or right with respect to the Waters France Stock or the WIL Stock. The Waters France Stock and the WIL

Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no preemptive rights or rights of first refusal or similar rights on the part of any holder of any class of securities of Waters France or WIL or any other person. There are no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Waters France or WIL, contingently or otherwise, to issue or sell any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares, and no authorization therefor has been given. Millipore and MIHL have, respectively, full right, power and authority to transfer the Waters France Stock and the WIL Stock to Purchaser or its designee, free and clear of any liens, claims, encumbrances, charges or restrictions, and such transfer will not constitute a breach or violation of, or a default under, any agreement or instrument by which Millipore or MIHL is bound.

	4.3. Subsidiaries. Schedule 4.3 sets forth the name, country and/or jurisdiction and corporate form of each subsidiary of WIL, (each a "Subsidiary" and collectively "Subsidiaries"). Except as set forth on Schedule 4.3, WIL owns beneficially and of record all of the outstanding capital stock of each Subsidiary, free and clear of all liens, claims, encumbrances, charges or restrictions. Each Subsidiary is duly organized and validly existing under the laws of the country or jurisdiction in which it is located and has all necessary corporate power and authority to carry out that portion of the Business conducted by it or to be conducted by it after the Contribution Dates. Millipore has heretofore delivered or will within 15 days of the date hereof deliver to Purchaser a complete and correct copy of the organization and governing documents, each as amended to date, of each Subsidiary. Waters France has no subsidiaries and, except as set forth on Schedule 4.3, neither WIL nor Waters France has any other obligation to contribute to the capital of any other enterprise.

	4.4. Authority. Millipore, Millipore France and MIHL have all requisite power and authority to execute, deliver and perform this Agreement and all other Documents, and have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement and the other Documents in accordance with the provisions hereof and thereof. This Agreement has been duly executed and delivered by Millipore, Millipore France and MIHL, and each other Document or instrument executed or to be executed by Millipore, Millipore France and MIHL pursuant hereto and upon execution and delivery will have been duly executed and delivered, and this Agreement constitutes, and each other Document and instrument will constitute, when executed, the legal, valid and binding obligation of each of Millipore, Millipore France and MIHL, enforceable in accordance with its terms, subject to

(i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity regardless of whether enforcement is sought in proceedings in equity or at law (the "Remedies Exception").

	4.5. No Conflict. The execution and delivery of this Agreement and the other Documents, the consummation of the transactions contemplated hereby and thereby, and the compliance with the terms and conditions hereof and thereof (i) will not conflict with, or result in a breach of, (1) any relevant statute, law, ordinance, rule, regulation, order, injunction or decree applicable to Millipore, each Foreign Affiliate, WIL or its Subsidiaries, Waters France, or the Business, or (2) the terms, conditions or provisions of the Articles of Organization, Certificate of Incorporation or the By-laws of Millipore, Waters France or WIL or any charter documents or by-laws of any Subsidiary or (3) any material mortgage, lease, agreement, or other instrument or any judgment, order or decree to which Millipore, Waters France or WIL is a party or by which it or its properties are bound or which otherwise relates to the Business,
(ii) will not result in the termination of, or require any consent under (other than consents listed in Schedule 4.10 hereof), any of the items listed in clause (i)(3) of this
Section 4.5, (iii) will not constitute, with or without the giving of notice or the passage of time or both, a default under any of the foregoing, and (iv) will not accelerate or constitute, with or without the giving of notice or the passage of time or both, grounds for acceleration of any obligation under any of the items listed in clause (i)(3) of this Section 4.5, or
(v) modify or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties used in or relating to the Business (including, without limitation, the Waters France Stock and WIL Stock), the maturity of any indebtedness relating to the Business.

	4.6. Financial Statements; Assets and Business. (a) Millipore and WIL maintain (and Millipore has caused the Foreign Affiliates to maintain) accurate and complete records and books of account which include accounts related to the Waters Division in which appropriate entries are made of all dealings and transactions relating to the Business in conformity with GAAP, consistently applied. The transactions entered therein represent bona-fide transactions and such accounts fairly reflect the Waters Division's income, expenses, assets (except such assets as constitute Millipore Contributed Assets) and liabilities. Attached hereto as Schedule 4.6 are copies of the Waters Division Financial Statements, accompanied by a report from Coopers & Lybrand, Millipore's independent public accountants, to the effect that they have performed an audit of the Waters Division Financial Statements and the Waters Division Financial Statements present fairly, in all material respects, the combined financial position of the Waters Division and the combined results of operations and cash flows as of and for the periods then ended as specified in the Waters Division Financial Statements in conformity with GAAP.

	The Waters Division Financial Statements are in accordance with the books and records of Millipore, accurately reflect the transactions, assets and liabilities of the Waters Division and the Business, and fairly present the financial condition and results of operations of the Waters Division as of the dates and for the periods indicated as specified in the Waters Division Financial Statements in accordance with GAAP, consistently applied. The sales figures set forth in the income statements contained in the Waters Division Financial Statements do not reflect sales of any products or services (other than in immaterial amounts) that Purchaser would be prohibited or restricted from selling after the Closing pursuant to any covenant or provision of this Agreement or any Document.

		(b) The Purchased Assets, the Waters Intellectual Property, the WIL Stock, the Waters France Stock and the
Millipore Contributed Assets comprise all of the assets and rights necessary for the conduct of the Business as such business was conducted at December 31, 1993, subject to such support and incidental services performed by employees of Millipore on the date hereof and to be performed by Millipore pursuant to the Transition Services Agreement.

	4.7. No Undisclosed Liabilities, etc. Neither Millipore nor WIL has, with respect to the Business, any liabilities, obligations or commitments accrued, absolute, contingent or otherwise, of a nature required by GAAP to be reflected or reserved against in a balance sheet or disclosed in the notes thereto, except (a) liabilities and obligations fully reflected or reserved against in the Balance Sheet or disclosed in the notes thereto, (b) liabilities and obligations incurred in the ordinary course in accordance with past custom and practice of the Business and not in violation of this Agreement since December 31, 1993, and (c) liabilities and obligations disclosed in Schedule 4.7 hereof and the other Schedules to this Agreement. Millipore is not aware of any event or state of facts which will give rise to future liabilities except for liabilities which arise in the conduct of the Business in the ordinary course in accordance with past custom and practice.

	4.8. Inventories; Accounts Receivable. The items reflected in or covered by the designation "Inventories" (including without limitation raw materials, work in process, purchased components, supplies and finished goods) on the Balance Sheet, consist of items of good quality and condition saleable at customary prices and usable in the normal course of the Business subject to the reserves for inventory write down of obsolete and slow moving inventories shown on the Balance Sheet. The accounts receivable of the Business shown on the Balance Sheet are genuine, valid, binding and subsisting, arose out of bona fide sales and deliveries of goods or the performance of services in the ordinary course of the Business in accordance with past custom and practice and are collectible, subject to no defenses, counterclaims or set-offs, in the ordinary course of the Business, subject to the reserve for doubtful accounts shown on the Balance Sheet. Such reserves for doubtful accounts, returns and allowances and for obsolete and slow moving inventories are reasonable and appropriate on the basis of the Waters Division's prior experience, and are in accordance with GAAP, consistently applied.

	4.9.  Compliance with Laws.

	(i) Except as otherwise disclosed in Schedule 4.9, to the best of Millipore's and WIL's knowledge, each of Millipore, WIL and Waters France has complied with and is in compliance in all material respects with all applicable United States federal, state and local and foreign laws, regulations, ordinances, judgments, orders, decrees, licenses, permits or authorizations, which affect the Waters Division or the Business, including, without limitation, those relating to health, safety, civil rights, labor matters, or contributions, expenditures, gifts or other payments to or from federal, state, local or foreign governmental officials or others and those administered by the United States Food and Drug Administration ("FDA"). Neither Millipore, WIL nor Waters France has received any notice of, and no requests or claims have been filed, made or asserted with respect to any alleged past or present non-compliance with any of the foregoing. The facilities owned or operated by the Business which are subject to FDA regulations are in compliance with Current Good Manufacturing Practices. All material permits, concessions, grants, certificates of occupancy, franchises, licenses, registrations and other governmental authorizations and approvals necessary to own the Purchased Assets and conduct the Business, have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the best of Millipore's or WIL's knowledge, threatened, which may result in the revocation, cancellation or suspension of any thereof, or any adverse modification thereof. The consummation of the transactions contemplated hereby will not result in any violation, revocation, cancellation, suspension or modification of any of the foregoing.

	(ii)	 Without limiting the foregoing, and except as
described in Schedule 4.9, Millipore, WIL and its Subsidiaries and, to the best of Millipore's knowledge, each of the Foreign Affiliates and their respective assets, personnel and operations are not in violation of any decree, order or arbitration award, any law, statute or regulation or any agreement, or any license, authorization or permit from, any federal, state, local or foreign governmental authority or court relating to occupational health and safety or the environment (including, without limitation, federal, state, local and foreign laws, statutes, rules and regulations relating to environmental matters and contamination of any type, including: (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste, (ii) air, water and noise pollution; (iii) ground water contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes, or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands; (vi) underground or other storage tanks or vessels, abandoned or discarded barrels, containers and other closed receptacles; (vii) health and safety of employees and other persons; or (viii) otherwise relating to the manufacture, processing, use, distribution, treatment, storage, disposal, transportation, or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or solid or hazardous waste (collectively, "Environmental Laws"))
Schedule 4.9 sets forth a complete list of all above-ground and underground storage tanks, vessels and containers owned by Millipore and/or WIL and its Subsidiaries and, with respect to each Foreign Affiliate, known to Millipore and WIL, that are subject to federal, state, local or foreign laws, statutes, rules or regulations, and their current contents, and what program of remediation, if any, is contemplated with respect thereto. Neither Millipore, WIL nor any Foreign Affiliate have been assessed for, or otherwise required to pay or agreed or consented to pay in connection with the Waters Division or the Business any costs, damages, liabilities or penalties in excess of $250,000 associated with any violation of any Environmental Law, except as disclosed on Schedule 4.9.

	4.10. Consents. Except as stated on Schedule 4.10, no consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any governmental authority or any other person is required in connection with the execution and delivery of this Agreement or any of the Documents by Millipore, Millipore France or MIHL or the consummation of the transactions contemplated hereby or was required in connection with the transfer of intellectual property rights or licenses to WIL and has not yet been obtained.

	4.11. Taxes. Millipore and WIL have filed all foreign, federal, state and local Tax returns and other returns that are required to have been filed in respect of the Waters Division and the Business with respect to all periods ending on or prior to the Closing Date and all such Tax Returns are correct and complete to the best of Millipore's knowledge. Millipore and WIL have paid all Taxes with respect to all periods (or portions thereof) ending on or prior to the Closing Date (whether or not shown on any Tax return or other return) in respect of the Waters Division and the Business, or have adequately reserved for the payment of such Taxes on the face of the Balance Sheet. Except as provided in Schedule 4.11, neither Millipore nor WIL have received any notice of deficiency or assessment of additional Taxes relating to the Waters Division and the Business and they are not parties to any action or proceeding by any governmental authority for assessment or collection of Taxes in respect of the Waters Division and the Business. There are no liens (other than liens for Taxes not yet due and payable) on the WIL Stock, the Waters France Stock, or any of the assets of the Waters Division and the Business that arose in connection with any failure or alleged failure to pay any Tax. No written claim has ever been made by any jurisdiction in which Millipore or WIL do not file Tax returns to the effect that they are or may be subject to any Tax imposed by that jurisdiction with respect to the Waters Division and the Business.

	4.12. Property. Schedule 4.12 contains a complete and correct list as of the date hereof of all real properties and interests therein owned ("Owned Real Properties") or leased ("Leased Real Properties") as of the date hereof by Millipore and WIL used in or relating to the Business.

		4.12.1.  Title; Encumbrances.  Except as stated in
Schedule 4.12, Millipore and WIL have good and marketable fee simple title to all Owned Real Properties and valid and binding leasehold interests in all Leased Real Properties and good and marketable title to all material tangible personal property reflected in the Balance Sheet or acquired after such date
(except to the extent of property disposed of in the ordinary course of business in accordance with past custom and practice since such date), in each case free and clear of all mortgages, liens, charges, encumbrances, easements, security interests or title imperfections except (a) liens for current taxes not due and payable or being contested in good faith by appropriate proceedings by Millipore or WIL, and with respect to which all reserves required by GAAP, consistently applied, have been established; (b) liens securing indebtedness reflected on the Balance Sheet which liens are listed on Schedule 4.12,
(c) purchase money security interests and liens securing rental payments under leases incurred in the ordinary course of business in accordance with past custom and practice which security interests are listed on Schedule 4.12, (d) liens arising by operation of law in favor of mechanics, materialmen and similar parties for amounts which are not delinquent and which are not, individually or in the aggregate, material to the Business or are being contested in good faith by Millipore or WIL, (e) other liens or encumbrances listed on Schedule 4.12 and (f) other encumbrances on Owned Real Properties, such as easements and other rights of record affecting title, that do not materially interfere with the existing use of the Owned Real Properties or materially detract from the value of the Owned Real Properties for purposes for which it is used in connection with the Business (the exceptions described in the foregoing clauses (a), (b), (c), (d), (e) and (f) being referred to herein as "Permitted Encumbrances"). With respect to the Owned Real Properties, no person or entity other than Millipore or WIL has the right to use or occupy any portion of the Owned Real Properties and no person or entity other than Millipore or WIL is in possession thereof, and there are no outstanding options or other rights to purchase any portion of the Owned Real Properties. Upon the written request of Purchaser's principal lending institutions, Millipore shall provide to such lender institutions such representations with respect to title to all of the real property included in the Purchased Assets as such lending institutions may reasonably request.

		4.12.2. Leases. Each of Millipore and WIL enjoys peaceful and undisturbed possession under all leases of Leased Real Properties ("Land Leases") and personal property to which it is a party and which, in the case of personal property leases, require annual rental payments in excess of $25,000 ("Equipment Leases"); to the best knowledge of Millipore, all such Land and Equipment Leases are valid and subsisting; each of Millipore and WIL has paid all rent due and payable under all such Land and Equipment Leases, and there exists no material default thereunder on the part of Millipore or WIL, or, to the best knowledge of Millipore and WIL, the lessors, thereunder; Millipore or WIL has provided to Purchaser true and correct copies of all Land and Equipment Leases and none of the Land or Equipment Leases has been modified in any respect, except to the extent that such modifications are in writing and have been delivered or made available to Purchaser.

		4.12.3.  Condition.  Except as set forth in
Schedule 4.12, all structures and other improvements located on the real property owned or leased by either of Millipore or WIL and all tangible personal property owned or leased by either of Millipore or WIL, which in each case are necessary for the conduct of the Business, are in good operating condition in all material respects for property of its type and age, subject to ordinary wear and tear.

	4.13. Patents, Technologies, etc. Schedule 4.13 hereto contains a complete list of the patents, patent applications, registered copyrights, copyright registration applications, mask work registrations, mask work registration applications, patent licenses, copyright licenses, software licenses which are material to the Business, trademark licenses, trademark registrations and trademark applications described in Section 1.17, as well as all licenses (a) by Millipore to the extent such license relates to Waters Intellectual Property (b) from WIL or its Subsidiaries to Millipore, MIHL and their respective affiliates, (c) between WIL and its Subsidiaries and (d) by WIL to third parties. The Waters Intellectual Property constitutes all patents, patent applications, technologies, trade secrets, trademarks, trade names, registrations and applications for trademarks, copyrights, registrations and applications for copyrights, mask works, registrations and applications for mask works, software and other intellectual property and rights therein necessary for the Business as currently conducted, and all intellectual property and rights therein used in whole or in part in the Business, or developed or acquired or under development for use in whole or in part in the Business. Except as disclosed in Schedule 4.13, no licenses, rights or interests in or to any of the Waters Intellectual Property have been granted by Millipore or WIL or any of its Subsidiaries to any third party or by WIL or its Subsidiaries to any of Millipore, MIHL or any of their respective affiliates. To the best of Millipore's and MIHL's knowledge, the conduct of the Business does not conflict with or infringe and has not conflicted with or infringed any right of any third party, including, without limitation, any patent, trademark, trade name, trade secret, copyright, mask work or contract right. Except as disclosed in
Schedule 4.13, there are and have been no claims alleging any such conflict or infringement or challenging the validity, enforceability or ownership of any Waters Intellectual Property, nor, to the best of Millipore's and MIHL's knowledge, does any basis for any such claim exist. Except as disclosed in
Schedule 4.13, Millipore and MIHL have no knowledge, and have not been informed by their counsel, that there exists any adversely held patent, trademark, copyright, mask work, trade name, trade secret, contract right or other intellectual property right. To the best of Millipore's and MIHL's knowledge, no person, firm or corporation is engaging or has engaged in any activity which conflicts with or constitutes an infringement of any Waters Intellectual Property. Except pursuant to confidentiality and nondisclosure agreements which are on customary and commercially reasonable terms and conditions and which Millipore reasonably believes to be adequate and enforceable, neither Millipore, MIHL nor WIL has disclosed to any third party any trade secret, technology, design, process, method, know-how, or formula or other Intellectual Property that is secret, confidential or otherwise not a matter of public knowledge. Except as disclosed in Schedule 4.13, WIL and its Subsidiaries own and possess all right, record, legal and beneficial title and interest in and to, or has a valid and enforceable license from a third party to use the Waters Intellectual Property. All of the Waters Intellectual Property is or will be owned by, or properly assigned or (in the case of licenses) licensed from a third party to, WIL and its Subsidiaries at the time of the Closing. The transactions contemplated by this Agreement will have no Material Adverse Effect on the right, title and interest in and to the Waters

Intellectual Property. The loss or expiration of any Waters Intellectual Property right or related group of intellectual property rights would not have a Material Adverse Effect on the Business, and no such loss or expiration has occurred within the past two (2) years or is threatened or pending.

	4.14. Absence of Certain Changes. Except to the extent set forth in Schedule 4.14 hereto, since December 31, 1993:

	(a) there has been no material adverse change in the Business, condition (financial or otherwise), operations, manner of conduct of business or operations, prospects or liabilities of the Waters Division;

	(b) no liability of any nature in excess of $100,000 has been incurred, except in the ordinary course of the Business in accordance with past custom and practice, and neither Millipore nor WIL has increased, or made or experienced any significant change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves of the Business from such assumptions or methods used in the preparation of the Balance Sheet, nor has Millipore or WIL changed its cash management practices, including with respect to the collection of accounts receivable, payment of accounts payable, or maintenance of inventory controls;

	(c) no liability or obligation in excess of $50,000 to the Business has been paid or discharged other than in the ordinary course of business in accordance with past custom and practice;

	(d) Neither Millipore nor WIL has made any capital expenditure or commitment for additions to property, plant or equipment in respect of the Business, except for expenditures in the ordinary course of business in accordance with past custom and practice no one of which exceeds $300,000 and which in the aggregate have not exceeded $1,250,000;

	(e)	Neither Millipore nor WIL have disposed of,
assigned, licensed or permitted to lapse any material licenses or permits or any material patent, trademark, trade name, patent or trademark application or copyright, or other intangible assets or any license to any of the foregoing in respect of the Business or disposed of, licensed, assigned, permitted to lapse or (except pursuant to non-disclosure agreements listed in Schedule 4.18 hereto) disclosed to any person any trade secret, design, method, formula, process or know-how, or right thereto, material to the Business not theretofore a matter of public knowledge;

	(f)	Except as set forth on Schedule 4.14, neither
Millipore nor WIL have granted any increase in the compensation of employees employed in the Business or any increase in the compensation of any employee whose salary exceeds $100,000, whether now or hereafter payable, including any such increase pursuant to any bonus, commission, pension, profit sharing or other plan or commitment; nor has Millipore or WIL made any promotions of employees employed in the Business except promotions made in the ordinary course of business in accordance with past custom and practice; nor have they granted any severance or termination pay except in the ordinary course of business in accordance with past custom and practice nor entered into any employment agreement with any person;

	(g) Neither Millipore nor WIL has made any change in any method of accounting or accounting practice with respect to the Business;

	(h) Neither Millipore nor WIL has suffered any damage, destruction or loss in excess of $150,000 (whether or not covered by insurance) to any of the properties, good will, business or operations of the Business;

	(i) Neither Millipore nor WIL has suffered any strike or other labor trouble or become aware that any strike or other labor trouble is threatened;

	(j)	Except as disclosed in Schedule 4.15 and except as
permitted by Section 4.15, neither Millipore nor WIL has terminated or amended or suffered the termination or amendment of any material contract, agreement, employee benefit plan or license relating to the Business;

	(k) Neither Millipore nor WIL has failed to perform in any material respect their respective obligations or suffered or permitted any material default to exist under any material contact, lease or other agreement to which any of them is a party or by which any of them may be bound relating to the Business;

	(l) Neither Millipore nor WIL in the conduct of the business of the Waters Division has made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee, officer or director, except for advances consistent with past custom and practice made to employers, officers and directors for expenses incurred in the ordinary course of business.

	(m)  Except as disclosed in Schedule 4.18, neither
Millipore nor WIL has entered into any material transaction or contract or agreement relating to the Business, other than in the ordinary course of business in accordance with past custom and practice;

	(n) Neither Millipore nor WIL has sold, leased, disposed of, mortgaged, pledged or subjected to any material lien or encumbrance, or waived any substantial rights, assets or properties relating to, the Business (including, without limitation, any of the Purchased Assets), except for sales or leases of, products of the Business in the ordinary course of business in accordance with past custom and practice and Permitted Encumbrances;

	(o) Neither Millipore nor WIL has entered into any Land Lease or any Equipment Lease of the Business requiring annual payments in excess of $50,000;

	(p) Neither Millipore nor WIL has taken or permitted to occur any action or condition that would constitute a violation of clause (i), (ii) or (v) of Section 7.1 hereof had it occurred or existed between the date hereof and the Closing Date; or

	4.15.  ERISA Plans.

		4.15.1. Definition. For purposes of this Section 4.15, the term "Plan" means any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each other material retirement, profit sharing, deferred compensation, incentive compensation, bonus, stock option, stock purchase, severance pay, vacation pay, post-retirement medical, accident, disability, salary continuation, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement, or arrangement or material fringe benefit plan or program, currently maintained by Millipore or WIL for the benefit of the employees of the Waters Division. The plans which are maintained by WIL or Millipore for the benefit of U.S. based employees of the Waters Division shall be referred to herein collectively as the "Plans", and those which are maintained by WIL or Millipore for employees located outside of the U.S. shall be referred to herein collectively as the "Foreign Plans." Schedule 4.15 also includes a list of each material written employment, severance, termination or similar-type agreement between any of Millipore, WIL or their affiliates and any employee of the Waters Division (the "Employment Agreements"). Except as otherwise disclosed on
Schedule 4.15, the execution and delivery of this Agreement by the Sellers and the performance of the Agreement by each of the Sellers will not directly result now or at any time in the future in the payment to any Transferred Employee of any severance, termination, "parachute payment" (as such term is defined in Section 280G of the Code) or similar-type payments or benefits. For purposes of this Agreement, the term "Transferred Employee" means all individuals who are employed by any Seller immediately prior to the Closing and who become employees of the Purchaser
(or any subsidiary of the Purchaser) as of the Closing Date or at any time thereafter during the term of the Transition Services Agreement. The term "Foreign Transferred Employee" shall mean each Transferred Employee which is located outside of the United States, and the term "US Transferred Employee" shall mean each Transferred Employee who is located within the United States.

		4.15.2.  Schedule of Employee Benefit Plans.  Schedule
4.15 includes a true and complete list, as of the date of this Agreement, of all Plans and Foreign Plans. True, current and complete copies of all of the Plans, all amendments and written interpretations with respect thereto, if any, and, to the extent applicable, copies of the most recent of the following have been furnished to Purchaser with respect to each Plan: (i) the most recent determination letter of the Internal Revenue Service
("IRS") and any outstanding request for a determination letter;
(ii) Form 5500 and required attachments with respect to the last two plan years for each Plan; and (iii) summary annual reports.

		4.15.3. Compliance with Terms of Plans. There has been no material violation of any term of any Plan.

		4.15.4. Compliance with Applicable Law. Each Plan and each funding vehicle related to such Plan is currently in compliance in all material respects with, and has been administered and operated in all material respects in compliance with all applicable statutes, orders, rules and regulations except as disclosed on Schedule 4.15. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met in all material respects with respect to each Plan which provides medical coverage to employees. Each Plan which is intended to be a "qualified plan" as described in Section
401(a)of the Internal Revenue Code of 1986, as amended (the
"Code") has received a favorable determination letter from the IRS and Millipore does not know of any fact or facts since the date of such determination letter which might adversely affect such qualification.

		4.15.5. Multiemployer Plan. Neither Millipore nor WIL contributes to or has ever contributed to a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

		4.15.6. VEBAs. Except as set forth on Schedule 4.15, no Plan is funded by, associated with or related to a "voluntary employees' beneficiary association" within the meaning of Code
Section 501(c)(9).

		4.15.7. Contributions. Each Seller has made or will make prior to the Closing Date all payments and contributions
(including insurance premiums) due and payable as of the Closing

Date to each Plan as required to be made under the terms of such Plan.

		4.15.8. Prohibited Transactions. With respect to all Plans and related trusts, Millipore knows of no "prohibited transaction," as that term is defined in Section 406 of ERISA, that has occurred which is likely to subject any Plan, related trust or party dealing with any such Plan or related trust to any material tax or penalty on prohibited transactions imposed by
Section 502(i) of ERISA or Section 4975 of the Code.

		4.15.9. No Claims against the Plans. There are no actions, suits, arbitrations or claims (other than routine claims for benefits by employees, beneficiaries or dependents arising in the normal course of operations of a Plan) pending, or to the best knowledge of Millipore, threatened, with respect to any Plan or any fiduciary or sponsor of the Plan with respect to their duties under such Plan or the assets of any trust under any such Plan.

		4.15.10.  Transfer of Assets to Plan.   (i) Effective
as of the Closing Date, Purchaser will establish a defined benefit plan ("Replacement Defined Benefit Plan") and a defined contribution plan ("Replacement Defined Contribution Plan") (collectively the "Replacement Plans") and Millipore shall transfer from the Retirement Plan for Employees of Millipore Corporation ("Retirement Plan") and the Millipore Corporation Employees' Participation and Savings Plan ("Participation Plan") (collectively the "Millipore Retirement Plans") to the respective Replacement Plans the assets (in accordance with clauses (iv) or (v) below, as the case may be) and liabilities which are attributable to the Transferred Employees who are participants in the Millipore Retirement Plans. The Transferred Employees shall be given credit in such Replacement Plans for all service with and compensation from Millipore through the Closing Date to the extent taken into account under the Millipore Retirement Plans as if it were service with and compensation from the Purchaser for purposes of determining eligibility for benefits and the amount of any benefits or benefit accruals under the Replacement Plans.
The Transferred Employees shall be fully vested in all benefits or benefit accruals under the Millipore Retirement Plans and under the Replacement Plans to the extent of the benefits transferred from the Millipore Retirement Plans.

 	(ii) Within 30 days after the Closing Date, Millipore shall file Forms 5310-A in respect to the transfers contemplated by this Section 4.15.10. The transfers shall be made as soon as practicable following the valuation or determination of amounts as described below, but in no event prior to the thirtieth day following the filing of such Forms 5310-A with the Internal
Revenue Service (or, in the event the Internal Revenue Service raises any objections to the transfer, the date as of which the

Internal Revenue Service withdraws such objections or is satisfied that the terms of the transfer have been modified to the extent necessary to meet such objections).

	(iii) At the time specified in the prior paragraph, Millipore shall cause assets to be transferred from the Retirement Plan to the Replacement Defined Benefit Plan in accordance with the requirements of Section 414(l) of the Code and the specifications described below, together with interest at the annual rate of 7% for the period from the Closing Date to the date of the actual transfer of assets.

	(iv) The amount of assets transferred from the Retirement Plan shall be equal to the Projected Benefit Obligation ("PBO"), whether or not vested, as determined in accordance with the Financial Accounting Standards Board Statement 87 ("FAS 87") and which is attributable to the Transferred Employees who are participants in the Retirement Plan as of the Closing Date. For purposes of the preceding sentence, determination of the PBO shall be calculated in accordance with the actuarial assumptions set forth in the January 1, 1994 determination of pension expense actuarial valuation report prepared by the Wyatt Company and an annual interest rate of 7%. The above-described calculation of the amount to be transferred from the Retirement Plan to the Replacement Defined Benefit Plan shall be made by The Wyatt Company and, at the Purchaser's option, reviewed by Towers
Perrin. In the event these two actuarial firms cannot agree on an amount to be transferred hereunder, a third, independent, actuarial firm acceptable to both Millipore and Purchaser will be engaged and the decision of such firm shall be binding.
Millipore and Purchaser will equally share the cost incurred for the third actuary.

	(v) The accounts in the Participation Plan which are attributable to Transferred Employees shall be transferred as soon as practicable after the Closing Date in accordance with the requirements of Section 414(1) of the Code and the specifications described below. The value of such accounts shall include earnings through the date the assets are transferred to the Replacement Defined Contribution Plan. Millipore shall make a contribution to the Participation Plan on behalf of each Transferred Employee who was a participant in said plan as of the Closing. The contribution shall be made to the Participation Plan at the same time Millipore makes its contribution on behalf of the other participants. The amount of the contribution shall be determined by applying the rate of contribution declared for the plan year by Millipore to the compensation the Transferred Employee received for the period ending on the date such Transferred Employee becomes an employee of the Purchaser. For this purpose, the Social Security Wage Base used in the computation of the contribution shall be proportionately reduced to reflect the number of months of compensation considered. The contribution shall be made assuming the Transferred Employee satisfied all the requirements set forth in the plan to receive a contribution. The contribution (along with any earnings associated with such amount) shall be transferred to the Replacement Defined Contribution Plan as soon as practicable after the contributions have been made.

	(vi) All assets transferred under this Section 4.15.10 shall be made in cash or, if requested by Purchaser, in kind (or, where appropriate, participants' promissory notes). Pending completion of the transfers contemplated by this Section 4.15.10, any benefits that are payable to Transferred Employees under the Replacement Plans shall be paid or continue to be paid out of the Millipore Retirement Plans, and the amounts to be transferred to the Replacement Plans shall be reduced by the amount of such payments. Pending the completion of such transfers, Millipore will cooperate with Purchaser with respect to plan administration, disbursement of benefits and other pertinent information.

	(vii) The Replacement Plans shall be liable for benefits with respect to Transferred Employees accrued under the Millipore Retirement Plans prior to the Closing Date to the extent of the assets transferred in accordance with this Section 4.15.10. The Purchaser agrees that neither Millipore nor the Millipore Retirement Plans shall have any further responsibility with respect to the assets and liabilities so transferred, including without limitation, obligations following such transfers with respect to the accrued benefits and accounts of Transferred Employees in the Millipore Retirement Plans.

	(viii) Purchaser shall be free to modify, amend or terminate the Replacement Plans after the Closing Date, provided, however, in the event the Replacement Defined Benefit Plan is terminated within 3 years of the Closing Date, Purchaser shall remit to Millipore the amount of assets received by Purchaser upon a termination of the Replacement Defined Benefit Plan, after taxes actually paid on such amount, but in no event exceeding the Excess Amount. For purposes of this Section 4.15.10(viii), the Excess Amount is equal to the assets that were transferred to the Replacement Defined Benefit Plan pursuant to Section 4.15.10(iv), minus the assets which would be required to be paid as of the termination date based on the benefits which were accrued as of the Closing Date, reduced further by the amount of taxes actually paid that are attributable to the Excess Amount.

		4.15.11. Controlled Group Liability. Neither Millipore nor WIL incurred or has any reason to expect that it will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any employee pension benefit plan that Millipore or any member of its

Controlled Group (within the meaning of Code Section 414(b) and
(c) maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

		4.15.12.  Foreign Plans.  Except as set forth on
Schedule 4.15.12, with respect to each Foreign Plan:

		(i)	 Each such plan has been administered in all
material respects in accordance with its terms and all applicable laws;

		(ii)	 All contributions, premiums, accruals,
payments or reimbursements required by applicable law or the terms of the applicable plan for all periods ending prior to or as of the Closing Date have been made or will be accrued; and

		(iii)  The current value of the assets and
reserves set aside for each such plan exceed the liabilities under such plans as of the Closing Date.

		4.15.13. Replacement Foreign Plans. To the extent permitted by local law, as of the Closing Date, the benefit plans and programs maintained by each Foreign Affiliate shall be duplicated and continued by Purchaser on behalf of the Foreign Transferred Employees who participated in such plans immediately prior to the Closing Date. The Foreign Transferred Employees shall be given credit in such plans for all service with and compensation from the Foreign Affiliate through the Closing Date to the extent taken into account under the foreign plans. As a general rule, the allocation of assets and liabilities between Millipore and Purchaser under each plan will be consistent with the allocation of employees to each party. Unless otherwise required by local law, the following rules shall apply with respect to each plan which is a pension or retirement-type plan, or termination indemnity plan.

	(i)  If the plan is funded, assets shall be
transferred to Purchaser, or to a plan established by Purchaser, equal to Purchaser's proportionate share of the PBO associated with the liabilities assumed under such plan.

	(ii) If the plan is unfunded, a reserve shall be accrued on the Closing Balance Sheet equal to the greater of the obligations accrued as of the Closing
Date under such plan and the proportionate share of the reserve recorded by the Foreign Affiliate with respect to such plan. The determination of the obligation accrued will be made on the basis that the person had terminated on the Closing Date and was eligible for such benefit under the plan.

	(iii)  If the plan is funded by insurance, the
insurance contract shall be equitably separated and the portion of the contract attributable to the employees assumed by Purchaser will be assumed and continued by Purchaser.

Some of the foreign benefit plans are financed by Millipore under a multinational pooling arrangement.
Purchaser shall be permitted to remain under such pooling arrangement with Millipore for at least the remainder of the 1994 calendar year and shall share in any dividend issued under the pooling arrangement
(based on the period of Purchaser's joint participation).

	4.16. Labor. Neither Millipore nor WIL has or has had any collective bargaining agreements with employees, or except as set forth on Schedule 4.16 hereof has any employment contracts or any other binding agreements relating to the employment of any of the employees of the Business. There is not pending or threatened, and there has not occurred, any grievance actions, strikes, unfair labor practices claims, employment discrimination claims, labor disputes, slowdowns, walkouts or work stoppages involving employees of the Waters Division, and, to Millipore's and WIL's knowledge, no union representation question exists and no union organizing activities are taking place or have taken place with respect to such employees. Except as disclosed to Purchaser in writing prior to the date hereof, neither Millipore nor WIL has received any notice that any employee of the Waters Division intends to terminate his employment for any reason related to any transaction contemplated by the Documents, and no such termination has occurred.

	4.17. Insurance. Millipore and WIL have maintained and now maintain, as the case may be, (i) insurance on the Business covering property damage and loss of income by fire and other casualty to the limits and with the deductibles shown on
Schedule 4.17, and (ii) insurance protection against such liabilities, claims, and risks, including product liability, and in such amounts, as is shown on said Schedule. All such policies shall be maintained in full force and effect until the Closing
Date. Copies of all such policies, and Millipore's and WIL's files with respect to the Waters Division's claims experience under such policies, have been made available to the Purchaser for its inspection.

	4.18. Contracts. Attached hereto as Schedule 4.18 is a complete and accurate list as of the date hereof of the following agreements, contracts and commitments relating to the Business:

(i) mortgages, indentures, security agreements, guarantees and other agreements and instruments relating to the extension of credit or borrowing of money; (ii) consulting, employment, non-competition, non-disclosure and non-disclosure agreements; (iii) bonus, profit sharing, compensation, pension, retirement, deferred compensation, stock-based incentive, insurance, health, welfare and other similar plans, agreements, trusts, funds or arrangements for the benefit of employees; (iv) sales agency, manufacturer's representative, distributorship or consignment agreements; (v) agreements, orders or commitments for the purchase of raw materials, supplies or finished goods in excess of $300,000 for any one agreement, order or commitment; (vi) agreements, orders or commitments for the sale of products of the Business other than in the ordinary course of business; (vii) agreements or commitments for capital expenditures in excess of $300,000 for any single project; (viii) brokerage or finder's agreements; (ix) agreements or instruments relating to the extension of credit not in the ordinary course of business in accordance with past custom and practice; and (x) other agreements, contracts or commitments which are material to the Business or which individually involve total payments or receipts of more than $500,000, or assets, rights or liabilities otherwise valued at more than $500,000. Millipore and WIL have made available to the Purchaser complete and accurate copies of all such written agreements, contracts and commitments (together with all amendments thereto) and Schedule 4.18 sets forth complete and accurate descriptions of all oral agreements so listed. All such agreements, contracts and commitments are valid and binding and are enforceable by Millipore or WIL in accordance with their respective terms. There has not occurred any default by Millipore or WIL to the best knowledge of Millipore and WIL, by any other party under any such agreements, contract or commitment, nor any event which, with the giving of notice and/or passage of time, would constitute a default, and no party has waived any rights with respect thereto.

	4.19. Employees. Schedule 4.19 hereto contains an accurate and complete list of all employees employed in the Business whose present compensation is in excess of $100,000 per year, setting forth the rate, character and amount of such compensation paid to each such employee during the twelve months ended December 31, 1993, and the rate, character and amount currently payable.

	4.20. Litigation. Except as referred to in Schedule 4.20 hereto, there currently is no action, suit, claim, arbitration, governmental investigation, or other legal or administrative proceeding, investigations, actions or orders pending, or to the knowledge of Millipore or WIL threatened against or involving or affecting the Business before any federal, state, municipal, or foreign court, governmental agency or instrumentality or arbitration tribunal, nor any request for response or remedial action with respect to any environmental, hazardous or toxic waste or substance, waste water treatment or discharge, or similar matter, nor has there been during the past three years any of the foregoing that has had a Material Adverse Effect. Except as stated in Schedule 4.20 hereto, neither Millipore nor WIL is in default with respect to any request, order, writ, judgment, injunction or decree of any federal, state, municipal or foreign court, governmental agency or instrumentality or arbitration tribunal relating to the Business, nor is Millipore, Millipore France, WIL or any Foreign Affiliate subject to any of the foregoing that has or can be expected to have a material effect on the Business.

	4.21.  Products Liability.  Except as set forth in
Schedule 4.21 hereto, neither Millipore nor WIL has knowledge of any state of facts or occurrence of any event that would form the basis for any claims for liability on account of negligence or express or implied warranty or strict liability in law, in connection with the manufacture or sale of goods, or providing of services by the Waters Division or the Business.

	4.22. Suppliers and Customers. Set forth on Schedule 4.22 is a list of all suppliers and customers of the Waters Division that accounted for over 5% each of the total sales and purchases, respectively, of the Waters Division during the twelve-month period ended December 31, 1993, together with the amount paid to each such supplier or sold to each such customer.

	Except as set forth in Schedule 4.22, neither Millipore nor WIL believes, nor has either of them received any notice which should lead it to believe, that there is a substantial probability that any of the suppliers or customers listed on
Schedule 4.22 will terminate or materially reduce its business with Millipore or WIL.

	4.23. Prohibited Foreign Trade Practices Act; Sensitive Payments. To the best of their knowledge, Millipore and WIL are in compliance with the Prohibited Foreign Trade Practices Act with respect to the Business, and have had no "sensitive" receipts or disbursements, which are defined to mean the following types of transactions: (i) illegal receipts from or payments to governmental officials or employees; (ii) commercial bribes or kickbacks; (iii) amounts disbursed or received with an understanding that rebates or refunds will be made in contravention of the laws of any nation or other jurisdiction;
(iv) illegal political contributions; or (v) payments of commitments, regardless of form, made with the knowledge or under circumstances that would indicate that all or part thereof is to be paid ultimately to or for the benefit of governmental officials or employees or as an influence payment or kickback.

	4.24. Burdensome Agreements. To the best knowledge of Millipore and WIL, no agreement or instrument to which Millipore or WIL is a party with respect to the Business or by which it may be bound or to which any of their respective properties or assets may be subject contains any unusual or burdensome provisions which can reasonably be expected to have a Material Adverse Effect, or impair the ownership or operation of, their respective properties or assets or the conduct of the Business.

	4.25. Disclosure. No representation or warranty by Millipore, Millipore France or MIHL hereunder and no list, certificate, Exhibit or Schedule furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. To the best knowledge of Millipore, there is no material fact which has not been disclosed to Purchaser which has or could be expected to have a Material Adverse Effect on the Business or the Purchased Assets.

	4.26. Closing Date. All of the representations and warranties of Millipore and WIL contained in this Section 4 and elsewhere in this Agreement and all information delivered in any certificate delivered by Millipore and WIL to Purchaser are true and correct in all material respects on the date of this Agreement and will be true and correct in all material respects on the Closing Date.

5.	Pre-Acquisition Notifications.  The parties hereto recognize that the transaction contemplated hereby may be subject to
(i) the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and/or
(ii) such laws of foreign application as may govern the transactions contemplated hereby, and, in conjunction therewith, each hereby covenants and agrees to cooperate and use their best efforts to prepare and make all necessary filings and notifications under the HSR Act and/or such foreign laws as may be applicable to the transactions contemplated hereby, and to obtain and maintain in effect all waivers, consents, approvals and clearances thereunder (including the request for early termination of the waiting period under the HSR Act) to permit consummation of the transactions contemplated hereby as soon as possible.

6.	Representations and Warranties of Purchaser.

	The Purchaser represents and warrants to and agrees with Millipore that:

	6.1. Corporate Existence. The Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the state of its organization and has the corporate power and authority to purchase the Waters France Stock and the WIL Stock, and operate the Business as contemplated by this Agreement. The Purchaser has heretofore delivered to Millipore copies of the Purchaser's charter documents and by-laws
(certified by the appropriate corporate officer) as amended and in effect on the date of this Agreement.

	6.2. Corporate Authority. The Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement and all other Documents and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement and thereof in accordance with the provisions hereof and thereof.
This Agreement has been duly executed and delivered, and each other Document or instrument executed or to be executed by the Purchaser pursuant hereto upon execution and delivery will have been duly executed and delivered, and this Agreement constitutes and each other Document and instrument will constitute, when executed, the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms subject to the Remedies Exception.

	6.3. No Conflict. The execution and delivery of this Agreement and the other Documents and the consummation of the transactions contemplated hereby,

	(a)  will not conflict with, or result in the breach of
(1) any relevant statute, law, ordinance, rule or regulation applicable to the Purchaser, or (2) the terms, conditions or provisions of the charter or the by-laws of the Purchaser or
(3) any material mortgage, lease, agreement (including loan agreements) or other instrument or judgment, order, or decree to which the Purchaser is a party or by which it is bound;

	(b) will not constitute, with or without the giving of notice or the passage of time, a default under any of the foregoing, and

	(c) will not accelerate the maturity of any material obligation of the Purchaser under any of the foregoing.

	6.4. No Consents. Except as shown on Schedule 4.10 or provided for in Section 5, the Purchaser knows of no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or any other person that is required in connection with the execution and delivery of this Agreement or any of the Documents by the Purchaser or the consummation of the transactions contemplated hereby.

7.  Covenants of Millipore and WIL.  For purposes of this
Section 7, except as the context otherwise indicates, references to "Millipore" include Millipore and its subsidiaries, including
MIHL and the Foreign Affiliates, and references to "WIL" include
WIL and its Subsidiaries.

	Millipore and WIL covenant and agree with the Purchaser that:

	7.1. Continuance of Business. From the date hereof and through the Closing Date, unless otherwise required by the terms of this Agreement or agreed by Purchaser, Millipore and WIL will:

	(a) carry on the Business (including with respect to its cash management practices, the collection of receivables, inventory control and payment of payables) in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted and exercise reasonable business efforts to preserve intact its present business organization, to keep available the services of the present employees (including, without limitation, all of the individuals identified on Schedule 3 to the Transition Services Agreement) of the Business, and to preserve the good will and relationships of the Business with employees, customers, suppliers and others having business dealings with it to the end that the Business shall be conducted substantially on the same basis at the Closing Date as at the date hereof;

	(b) maintain all the material structures, equipment and other tangible real and personal property of the Business (including the Purchased Assets) in good repair order and condition, except for ordinary wear and tear;

	(c) keep in full force and effect insurance equivalent in amount and scope of coverage to insurance now carried with respect to the Business and to the Purchased Assets;

	(d) perform and comply with in all material respects all of its obligations under agreements, contracts and instruments relating to or affecting properties and assets of the Business;

	(e) maintain books of account and records of the Business in accordance with Millipore GAAP;

	(f) comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the Waters Division, the Purchased Assets and to the conduct of the Business;

	(g) not, without the written approval of the Purchaser (which approval shall not be unreasonably withheld), enter into or assume any agreement, contract or commitment of the character described in, and required to be listed in clauses
Schedule 4.18;

	(h)  not, without the written approval of the Purchaser
(which approval shall not be unreasonably withheld), take or permit to be taken any action which is represented and warranted in clauses (b), (c), (e) through (h), (j), (k),
(l), (n) and (p) of Section 4.14 not to have been taken since December 31, 1993;

	(i) maintain in full force and effect the existence of all Waters Intellectual Property;

	(j) not, without the written approval of the Purchaser (which approval shall not be unreasonably withheld), make any capital expenditure or commitment for additions to property, plant or equipment in respect of the Business, except for expenditures in the ordinary course of business no one of which exceeds $300,000 and which in the aggregate do not exceed $1,250,000;

	(k) promptly advise the Purchaser in writing of any material adverse change in the Business, condition
(financial or otherwise), operations, assets, liabilities or prospects of the Business.

	7.2. Access to Information. From the date hereof until the Closing Date, Millipore shall, and shall cause WIL to, give the Purchaser and its representatives full access during normal business hours to the properties, personnel books, records, contracts, documents and commitments of the Business and will furnish all such information and documents relating to their properties and business as the Purchaser may reasonably request, provided that the furnishing of such documents and information may be subject to such restrictions as Millipore may reasonably impose regarding the release of otherwise nonpublic information and to protect proprietary information of Millipore and WIL in respect of the Business. Such access shall include, without limitation, the right to observe and analyze inventory and accounts receivable. In the event this Agreement is terminated, the Purchaser will keep confidential and not use any information (unless readily ascertainable from public information or otherwise required by law to be disclosed) obtained from Millipore and WIL in connection with the transactions contemplated hereby and will promptly return to Millipore and WIL, as the case may be, all documents and other written materials so obtained.

	7.3. Conditions to Closing by the Parties; Possible Deferral of Closing with Respect to Certain Foreign Jurisdictions. The obligations of Millipore, Millipore France, MIHL and the Purchaser to consummate the transactions contemplated hereby are, at the option of each party hereto, subject to the fulfillment of the condition that on the Closing Date (i) there shall not be any injunction, writ, preliminary restraining order or order of any nature issued by any court or governmental agency directing that the transactions contemplated by this Agreement not be consummated, (ii) there shall not be any pending or threatened action, proceeding or investigation before any such court or governmental agency seeking any such injunction, writ, preliminary restraining order or other order;
(iii) the waiting period referred to in Section 5 (or any extension thereof) shall have expired or have been terminated; and (iv) all necessary domestic and foreign governmental approvals, consents and other actions with respect to the consummation of the transactions contemplated hereby shall have been obtained. The parties agree to use their best efforts to obtain the approvals, consents and other actions referred to in clause (iv) of the preceding sentence so as to permit the effective consummation of all transactions contemplated hereby on the Closing Date; provided, that in the event, and only in such event, that such approvals, consents and actions cannot be obtained with respect to any of the Foreign Affiliates, thereby rendering the transfer of any portion of the Business relating to such Foreign Affiliates contemplated hereby impossible on the Closing Date, such transfer shall be deferred until all such approvals, consents and other actions have been obtained, and in such event the parties will use their best efforts to cause all of the foregoing to be obtained as soon as practicable after the Closing Date; provided, further, that no such deferrals shall be permitted if either (i) the portion of the assets and the Business prevented from being transferred by Sellers pursuant to clause (iv) of the preceding sentence consist of the assets and the Business of any of the following Foreign Affiliates:
Millipore, S.A. (or Waters France), Millipore GmbH, Millipore S.p.A., Millipore Iberica S.A., Millipore (UK) or Nihon Millipore (or Nihon Waters), or (ii) the aggregate amount as of the Closing Date of net assets or net sales (annualized) attributable to any single Foreign Affiliate or group of Foreign Affiliates the transfer of the assets of which may be deferred in accordance with this Section 7.3 exceeds 5% of net assets or net sales of the Waters Division as reflected on the Waters Division Financial Statements as at and for the period ending December 31, 1993.

	Millipore agrees that in the event that a transfer is deferred as contemplated by this Section 7.3, it shall operate that portion of the Business not transferred at the Closing in the manner reasonably requested by the Purchaser and for the benefit of Purchaser and shall, if requested by Purchaser, execute such documents and instruments as Purchaser may reasonably request to evidence Purchaser's rights to the economic benefits accruing from such assets (including, without limitation, the cash flow benefits of any non-cash charges associated with such assets) and portion of the Business until such approvals, consents and other actions referred to in clause
(iv) of the first sentence of this Section 7.3 have been obtained.

	In the event of a closing of a transfer of a Foreign
Affiliate subsequent to the Closing Date, all of the representations and warranties of Millipore and WIL (if applicable) shall be true and correct in all material respects as of such date and all conditions set forth in Section 7.4 shall have been satisfied or waived.

	7.4. Conditions to Closing by the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby are, at the option of the Purchaser, subject to the fulfillment of each of the conditions that, on or before the Closing Date:

		7.4.1.  Representations and Warranties True;
Obligations Performed.

	(a) The representations and warranties of Millipore and MIHL contained in Section 4 hereof shall be true and correct in all material respects at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date;

	(b) Millipore and MIHL shall have performed or complied in all material respects with all of their covenants contained in Section 7 hereof to the extent such performance or compliance is required prior to and on the Closing Date;

	(c) Millipore, Millipore France and MIHL shall have delivered to the Purchaser certificates, dated the Closing Date and signed by the President and/or Vice President of Millipore, Millipore France and MIHL, respectively, to the foregoing effects; and

	(d) Millipore shall have executed and delivered the Transition Services Agreement.

	(e) The Board of Directors of Millipore shall have approved the accelerated vesting of options granted to employees of Millipore that are employees of the Waters
Division and will become employees of Purchaser as of the Closing Date.

	(f) Millipore shall have fulfilled such of its obligations as may have become due under the Executive
Incentive (Retention) Agreements between Millipore and certain key executives of the Waters Division.

		7.4.2. Opinion of Millipore's and MIHL's Counsel. The Purchaser shall have received from Messrs. Ropes & Gray, counsel to Millipore and MIHL, an opinion dated the Closing Date, in form and substance reasonably satisfactory to counsel for the Purchaser to the effect that:

	(a) Each of Millipore, Millipore France, MIHL, WIL and its Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. Each of Millipore, Millipore France and MIHL has the corporate power to execute, deliver and perform the Documents. Each of Waters France, WIL and its Subsidiaries has the corporate power to own the Business and to operate and carry on the Business as now conducted;

	(b) Each of Waters France, WIL and its Subsidiaries is duly qualified and in good standing as a foreign corporation in each jurisdiction indicated in Schedules 4.1 and 4.3 hereto. Each of Waters France, WIL and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases real property; and

	(c) the execution and delivery of the Documents, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all necessary corporate action on the part of Millipore, Millipore France and MIHL;

	(d) each Document has been duly executed and delivered by Millipore or MIHL or both, or Millipore France, as appropriate, and constitutes the legal, valid and binding obligation of such party or parties, as the case may be, enforceable in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, or other laws affecting creditors' rights generally and the enforceability of the obligations being subject to the general principles of equity; and

	(e) the execution and delivery of the Documents, the consummation of the transactions contemplated hereby and thereby, and the compliance with the terms and conditions hereof and thereof (i) will not conflict with, or result in a breach of (1) any relevant statute, law, ordinance, rule, regulation, order, injunction or decree applicable to either of Millipore or WIL or the Business, or (2) the terms, conditions or provisions of the Articles of Organization,

Certificate of Incorporation or the By-laws of Millipore or the charter documents or by-laws of Waters France, MIHL, WIL or any of its Subsidiaries or (3) any material mortgage, lease, agreement, or other instrument or any judgment, order or decree to which Millipore or WIL is a party or by which it or its properties are bound or which otherwise relates to the Business, (ii) will not result in the termination of, or require any consent under (other than consents listed in Schedule 4.10 hereof), any of the items listed in clause
(i)(3) above, (iii) will not constitute, with or without the giving of notice or the passage of time or both, a default under any of the foregoing, and (iv) will not accelerate or constitute, with or without the giving of notice or the passage of time or both, grounds for acceleration of any obligation under any of the items listed in clause (3) above, or (v) modify or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties necessary for the conduct of the Business;

	(f) The Documents, including, without limitation, the instruments of transfer described in Section 3.1.3., are sufficient to vest in Purchaser the right, title and interest of Sellers in and to the Purchased Assets, the WIL
Stock and the Waters France Stock (including, without limitation, the Waters Intellectual Property);

and an opinion of Geoffrey Nunes, Esq., Senior Vice President and
General Counsel of Millipore, to the effect that:

	(a) To the best of his knowledge, each of Millipore, Millipore France, MIHL, WIL and each of its Subsidiaries have complied in all material respects with all applicable United States federal, state and local and foreign laws, regulations, ordinances, licenses, permits and authorizations affecting the Business; and

	(b) Except as referred to in Schedule 4.20 hereto, there currently is, and has been during the past three years, no action, suit, claim, arbitration, governmental investigation, or other legal or administrative proceeding pending, or to the best of his knowledge, threatened against or involving or affecting the Business before any federal, state, municipal, or foreign court, governmental agency or instrumentality or arbitration tribunal, nor any request for response or remedial action with respect to any environmental, hazardous or toxic waste or substance, waste water discharge, or similar matter. To the best of his knowledge, except as stated in Schedule 4.20 hereto, neither Millipore, WIL nor Millipore France is in default with respect to any request, order, writ, judgment, injunction or decree of any federal, state, municipal or foreign court, governmental agency or instrumentality or arbitration tribunal relating to the Business, nor is subject to any of the foregoing that has or can be expected to have a material affect on the Business.

	In rendering their opinions, counsel for Millipore and MIHL shall be entitled to rely, as to matters governed by the laws of jurisdictions other than Massachusetts, on opinions of counsel admitted to practice in such jurisdictions, and as to matters of fact on certificates of officers of Millipore and public officials.

		7.4.3.  Certain Legal Matters.  All actions,
proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters, shall be reasonably satisfactory to counsel for Purchaser and such counsel shall have received all documents, instruments or copies thereof, certified if requested, as may be reasonably requested;

		7.4.4. Other Instruments and Actions. Millipore, Millipore France and MIHL, shall have executed and delivered to the Purchaser such other instruments and taken such other action as the Purchaser may reasonably have requested with respect to the transactions contemplated by this Agreement.

		7.4.5. Consents. Millipore, Millipore France and MIHL shall have obtained all other necessary consents and approvals of third parties to, and all material permits, concessions, grants, certificates of occupancy, franchises, licenses, registrations and other governmental authorizations and approvals necessary for the consummation of the transactions contemplated hereby, except such as may be required to be obtained by Purchaser including those listed in Schedule 4.10 or required by Section 5 and such as may be deferred pursuant to Section 7.3.

		7.4.6. Absence of Adverse Changes. There shall have occurred no material adverse change in the Business, condition
(financial or otherwise), operations, assets properties, liabilities or prospects of the Waters Division, except for any such change of which Millipore has notified the Purchaser pursuant to Section 7.1, and with respect to which the Purchaser has waived in writing the application of this condition.

		7.4.7. Waters France Transfer; Other Proceedings. The contribution and transfer of all assets and possessions of Millipore France to Waters France and the establishment of the branches of Nihon Waters Limited and Waters Asia Limited, as indicated on Annex B, shall have been effected to the reasonable satisfaction of Purchaser.

		7.4.8. Financing. Purchaser will have obtained financing on terms and conditions at least as favorable to Purchaser as the terms and conditions set forth in the letters attached as Exhibit E hereto in an amount sufficient to consummate the transactions contemplated by this Agreement and to provide for adequate working capital for the operation of the Business.

	7.5. Conditions to Closing by Millipore. The obligations of Millipore to consummate the transactions contemplated hereby are, at the option of Millipore, subject to the fulfillment of each of the conditions that, on or before the Closing date:

		7.5.1.  Representations and Warranties True;
Obligations Performed.

	(a) The representations and warranties of the Purchaser contained in Section 6 hereof shall be true and correct at and as of the Closing Date, except for changes contemplated by this Agreement or specifically consented to or approved by Millipore and MIHL, with the same force and effect as if made at and as of the Closing Date; and

	(b) The Purchaser shall have delivered to Millipore and MIHL certificates, dated the Closing Date and signed by the President or a Vice President and the Secretary of the Purchaser, to the foregoing effects.

		7.5.2. Opinion of Counsel for the Purchaser. Millipore and MIHL shall have received from counsel for the Purchaser, an opinion dated the Closing Date, in form and substance reasonably satisfactory to counsel for Millipore and MIHL, to the effect that:

	(a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of organization, has the corporate power to execute, deliver and perform the Documents, and has the corporate power and authority to own the Business as contemplated by this Agreement and to operate and carry on the Business as now conducted;

	(b) the execution and delivery of the Documents, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all necessary corporate action on the part of the Purchaser;

	(c) each of the Documents has been duly executed and delivered by the Purchaser and constitutes its valid and legally binding obligation, enforceable in accordance with its terms except as enforcement thereof may be limited by bankruptcy, moratorium, insolvency or other laws affecting creditors' rights generally and the enforceability of the obligations of such Purchaser being subject to the general principles of equity.

		7.5.3.  Certain Legal Matters.  All actions,
proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters, shall be reasonably satisfactory to counsel for Millipore and MIHL and such counsel shall have received all documents, instruments or copies thereof, certified if requested, as may be reasonably requested.

		7.5.4. Compliance. The Purchaser shall have performed and complied with all agreements, covenants and conditions required by this Agreement to have been performed or complied with prior to or at the Closing Date and Millipore and MIHL shall have received certificates signed by the President or a Vice
President of the Purchaser to such effect.

		7.5.5. Financing. Any securities offered and sold by Purchaser in connection with the financing of the transactions contemplated hereby shall have been issued in compliance with all applicable laws, including without limitation the Securities Act of 1933, as amended, and the rules and regulations of the Securities Exchange Commission thereunder and any applicable state securities or "blue sky" laws.

		7.5.6. ConSep and TOF License Agreements. Purchaser shall have executed and delivered to Millipore or its designee(s) the ConSep License and the TOF License.

8. Post Closing Covenants. For the purposes of this Section 8, except as the context otherwise indicates, references to "Millipore" include Millipore and its subsidiaries, including
MIHL and the Foreign Affiliates and Millipore France.

	8.1. Tax Matters. It is the intention of Purchaser, Millipore and MIHL that Purchaser receive a cost basis with respect to (i) the Purchased Assets, (ii) all assets directly or indirectly owned by WIL, and (iii) all assets directly or indirectly owned by Waters France. Further, it is the intention of Purchaser, Millipore, and MIHL that Millipore be responsible for and pay any and all Taxes, including any and all Taxes that result from the Elections (as defined in Section 8.1.5), assessed against WIL, Waters France, the Waters Division and the Business for all periods (or portions thereof) on or prior to Closing Date. For this purpose, any Taxes other than those based on income, gross receipts, sales or similar measures, shall be allocated pro rata on the basis of the number of days occurring before and after the Closing Date.

		8.1.1. Returns and Payments. (i) Millipore and, if appropriate, MIHL or the relevant Seller shall prepare, file, and pay all Taxes with respect to all Tax returns of WIL and Waters France with respect to all taxable periods ending on or before the Closing Date (the "Millipore Returns"); (ii) Purchaser shall prepare and file all Tax returns of WIL and Waters France with respect to taxable periods beginning before and ending after the Closing Date (the "Purchaser Returns"). At least 15 days prior to the filing of any such return, Purchaser shall submit a copy of such return to Millipore. Within the later of five days after Purchaser's request therefor or five days prior to the date on which the Tax with respect to any Purchaser Return is required to be paid, Millipore will pay to Purchaser the portion of such Tax relating to the period ending on the Closing Date; (iii) The parties to this Agreement and their respective affiliates agree to cooperate with one another as necessary in the preparation of the Millipore Returns and the Purchaser Returns.

		8.1.2.  Indemnification.  Millipore and, if
appropriate, MIHL or the relevant Seller will jointly and severally indemnify the Purchaser, WIL, Waters France and their affiliates, successors and assigns in respect of, and save and hold each of them harmless against any and all liability for (i) Taxes assessed against WIL or Waters France with respect to any taxable periods ending on or prior to the Closing Date, (ii) Taxes assessed against WIL or Waters France with respect to any taxable period beginning before and ending after the Closing Date to the extent such Taxes relate to the portion of such period ending on the Closing Date, (iii) Taxes resulting from the Elections (as defined in Section 8.1.5), (iv) Taxes assessed against any of them with respect to activities or operations of the Waters Division and the Business on or prior to the Closing, and (v) Taxes of Millipore or any of its affiliates assessed against any of them by reason of any of them being severally liable for such Tax pursuant to treasury regulations 1.1502-6 or any analogous provision of state, local or foreign law. In the case of any such liability attributable to the timing for an item of income, deduction, credit, or other similar item (a "Timing Item"), such indemnity shall be net of any Tax benefit obtained by the indemnified party with respect to such Timing Item.

		8.1.3.  Tax Contests.

		(i) Purchaser shall promptly and in writing notify Millipore upon receipt by Purchaser or any of its affiliates of written notice of any federal, state, local or foreign Tax audits or Tax assessments that relate to Taxes for which any Seller is liable under Section 8 (a "Tax Claim").

		(ii) Upon Millipore's written acknowledgment to Purchaser that Millipore and, if appropriate, MIHL or the relevant Foreign Affiliate would be liable for the Tax asserted in a Tax Claim if such Tax were successfully imposed, Millipore shall conduct and control (at its own expense) the defense of such Tax Claim (a "Tax Contest"). Purchaser shall have the right, at its own expense, to participate in such Tax Contest. If Purchaser does not so participate, Millipore shall keep Purchaser informed as to the conduct and progress of the Tax Contest.

		(iii) If Millipore chooses not to conduct and control a Tax Contest with respect to any Tax asserted in a Tax Claim for which Millipore and, if appropriate, MIHL or the relevant Foreign Affiliate would be liable if such Tax were successfully imposed, Purchaser shall have the right to conduct and control such Tax Contest. Millipore shall be liable for all reasonable costs (including attorneys fees) incurred by Purchaser with respect to such Tax Contest. Purchaser shall keep Millipore fully informed as to the conduct and progress of the Tax Contest. Purchaser shall not settle the Tax Contest without Millipore's prior written consent, which shall not be unreasonably withheld.

		(iv) Notwithstanding anything to the contrary in clauses (ii) and (iii) above, in the event that any taxing authority commences a Tax audit or makes a Tax assessment involving both (a) Taxes for which any Seller is liable under
Section 8.1.2 (or a possible adjustment which would result in a Tax detriment to Millipore) and (b) Taxes for which Purchaser or its affiliates would be liable (or a possible adjustment which would result in a Tax detriment to Purchaser or its affiliates), Millipore and Purchaser shall (each at their own cost) jointly conduct and control the resulting Tax Contest and neither shall have the right to settle such Tax Contest without the consent of the other.

		8.1.4. Cooperation. After the Closing Date, the parties to this Agreement and their respective affiliates shall make available to one another, as reasonably requested, all information, records or documents relating to Taxes or potential Tax liabilities of WIL, Waters France, the Waters Division and the Business for all periods prior to and including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statutes of limitations or extensions thereof.

		8.1.5.  Elections.

		(i) With respect to WIL and its Subsidiaries and Waters France (a) Purchaser and Millipore (and/or Millipore's relevant Foreign Affiliate) shall jointly make an election under
Section 338(h)(10) of the Internal Revenue Code and the regulations promulgated thereunder, and any analogous provision of state, local or foreign law and (b) with respect to any state, local, or foreign jurisdiction that does not recognize an election under (a), Purchaser shall make an election under
Section 338(g) of the Internal Revenue Code and the regulations promulgated thereunder, and any applicable analogous provision of state, local or foreign law (the Elections in (a) and (b) immediately above are referred to collectively as the "Elections").

		(ii) Except as otherwise dictated by Section 8.1.1, Purchaser shall be responsible for the preparation and timely filing of all returns, documents, statements and other forms to be filed with any federal, state, local or foreign taxing authority in connection with the Elections. Millipore, MIHL and the Foreign Affiliates shall cooperate with Purchaser to enable Purchaser to prepare and file the Elections and shall execute and deliver to Purchaser such documents and forms as are required by the Internal Revenue Code or the regulations promulgated thereunder, or any analogous provision of state, local or foreign law, to properly complete the Elections. Purchaser shall be solely responsible for any requirements related to qualification for the Elections.

		(iii) The portion of the Purchase Price allocated to WIL and Waters France, the liabilities of WIL and its Subsidiaries and Waters France, and other relevant items shall be allocated between and among the assets held directly or indirectly by WIL and its Subsidiaries and Waters France in accordance with the rules of Section 338 of the Internal Revenue
Code and the regulations promulgated thereunder. Purchaser shall, on or prior to the ninetieth (90th) day following the Closing Date, prepare and deliver to Millipore a schedule setting forth such allocations which schedule shall be reasonably satisfactory to Millipore. The allocations as agreed to in the previous sentence shall be used by all parties to this agreement
(and their affiliates) for financial, accounting and tax reporting purposes.

		8.1.6. Tax Sharing. Other than pursuant to this Agreement, as of the Closing Date, WIL, Waters France, the Waters Division and the Business shall have no further rights or obligations under or arising out of any tax sharing agreements amongst any of them and Millipore, MIHL, the Foreign Affiliates and/or any of their affiliates.

	8.2. Non-Assignable Assets. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement or an attempted agreement to transfer, sublease or assign any contract, lease, agreement or commitment, or any claim, right or benefit arising thereunder or resulting therefrom if any such attempted transfer, sublease or assignment without the consent of any other party thereto would constitute a breach thereof or would in any way adversely affect the rights of Purchaser thereunder. If requested by Purchaser, each Seller shall, after the Closing Date, use its best efforts to obtain the consent of any party or parties to any such contracts or other agreements to the transfer, sublease or assignment thereof by each Seller to Purchaser or its designee(s) hereunder in all cases in which such consent is required. Notwithstanding any of the provisions of this Section 8.2, nothing herein shall be deemed to waive or excuse any Seller from any obligation on the part of any such Seller, or any condition for the benefit of Purchaser, to obtain any necessary consents of any person or entity to the assignment to Purchaser of any of the Purchased Assets or any contract, lease, agreement or commitment required to be assigned hereunder.

	8.3. Further Assurances. From time to time after the Closing, each Seller, without further consideration, will (i) execute and deliver, or cause its affiliates to execute and deliver, to Purchaser (or its designee(s)) such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be requested by Purchaser or its counsel in order to vest in Purchaser or WIL all right, title and interest of Millipore and each Foreign Affiliate in and to the Purchased Assets (including, without limitation, the Waters Intellectual Property and the Millipore Contributed Assets) and otherwise in order to carry out the purpose and intent of this Agreement and (ii) take such actions as may be reasonably necessary or desirable to transfer to Purchaser the Millipore Contributed Assets and (y) enable Purchaser to obtain all governmental permits and consents which are necessary or desirable in connection with the operation of the Business. In addition, Millipore shall (i) use its reasonable efforts to provide to Purchaser by April 30, 1994, and in any event will provide no later than May 7, 1994, financial statements relating to the operation of the Waters Division for each of the three fiscal years ending on or about December 31, 1993, 1992 and 1991 and the fiscal quarter ending on or about March 31, 1994 and (ii) provide to Purchaser, on or prior to the thirtieth (30th) day following the Closing Date, financial statements relating to the operation of the Waters Division for each fiscal quarter (or portion thereof) beginning on or after March 31, 1994 and ending on the Closing Date, each of which statements shall satisfy the requirements of Regulation S-X of the Securities Act of 1933, as amended.

	8.4. Power of Attorney. Effective upon the Closing Date, each Seller hereby irrevocably constitutes and appoints Purchaser and its successors, assigns and designees as its true and lawful attorney-in-fact, with full power of substitution, in the name of Purchaser or such Seller, on behalf of and for the benefit of Purchaser, to collect all accounts receivable and other items being transferred, conveyed and assigned to Purchaser as provided herein; to endorse, without recourse, checks, notes and other instruments relating to the Purchased Assets in the name of such

Seller; to institute and prosecute, in the name of such Seller, all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; to defend and compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets; and to do all such acts and things in relation to the Purchased Assets as Purchaser may deem advisable. Each Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by such Seller. Each Seller further agrees that Purchaser shall retain for its own account any amounts collected pursuant to the foregoing powers. If any Seller receives any payments on account of the Purchased Assets to which Purchaser is entitled hereunder, such Seller shall promptly notify Purchaser thereof, hold such amounts to which Purchaser is entitled in trust for Purchaser and promptly transfer and deliver to Purchaser any cash or other property received by such Seller, directly or indirectly, at any time after the Closing Date in respect of any accounts receivable or otherwise relating to the assets, properties, rights or businesses transferred, conveyed and assigned to Purchaser as provided herein.

	8.5. Confidentiality. Millipore will not, and will not permit any of its other affiliates to, disclose or furnish to any person, firm or corporation, without the prior written consent of Purchaser, the name of any customer or employees of the Waters Division, or any other confidential or proprietary information concerning the Business, including all confidential and proprietary information included in the Waters Intellectual Property, unless required to do so by applicable law or the information is at the time otherwise readily available from public sources, through no fault of Millipore or any of its other affiliates. Purchaser acknowledges that customers of the Waters Division may also be customers of Millipore's other businesses.

	8.6.  Employees and Employee Benefits Plans.

		(i) Allocation of Responsibilities. With respect to the Transferred Employees, Millipore shall be responsible for (a) all liabilities, obligations and commitments relating to all wages, salaries, bonuses and other forms of compensation and related expenses, including without limitation obligations for vacation and all applicable payroll taxes, attributable to the period ending at the time of Closing and (b) all claims incurred or benefits accrued prior to the time of Closing under the employee benefit plans, programs and arrangements maintained by Millipore (or any subsidiary or related company); except for, in each case, such liabilities constituting Assumed Liabilities.

		(ii) Severance. Purchaser shall not assume any liability or obligation to provide severance benefits to any person, including but not limited to, any amounts payable under foreign law ("Severance Obligations") which arises from events occurring on or prior to the time of Closing. Except as otherwise provided in Section 8.7, Purchaser hereby agrees to indemnify and hold harmless Millipore and any of its affiliates with respect to any Severance Obligation which arises from events occurring after the time of Closing.

		(iii) COBRA. Millipore shall be responsible for satisfying the "continuation coverage" requirements for "group health plans" under Section 4980B of the Code or Part 6 of Title I of ERISA ("COBRA") for all of Millipore's employees who do not become Transferred Employees or who are receiving such continuation coverage as of the Closing Date.

		(iv) Disability, Workers Compensation and Unemployment Compensation. Millipore shall be responsible for any and all liabilities arising in connection with any person receiving workers compensation, long-term disability and unemployment compensation as of the Closing Date, and for any person who becomes entitled to long-term disability benefits after the Closing Date but who was disabled and in the disability waiting period as of the Closing Date.

		(v) Retiree Benefits. Millipore shall remain liable for all welfare benefits, including retiree insurance benefits and medical benefits, and pension benefits being provided as of the Closing Date to all persons who retired from the Waters
Business on or prior to the Closing Date and to their eligible dependents.

		(vi) Section 125 Plan. As of the Closing Date, Millipore shall cause the credits and debits of the accounts of the Transferred Employees as of the Closing Date under the
Section 125 health care spending account and the Section 125 cafeteria plan (the "Section 125 Plans") to be segregated into identical separate plans to be assumed and maintained by Purchaser after the Closing. The Section 125 Plans shall give full effect to, and continue in effect, salary reduction elections made under Millipore's plan.

		(vii) Supplemental Nonqualified Plans. If any Transferred Employee is a participant in a nonqualified deferred compensation plan, Millipore shall transfer to Purchaser any and all obligations under such plan along with assets equal to such obligations.

		(viii)  Extrel Corporation Employees' Tax Shelter
Savings Plan. Purchaser shall assume, as of the Closing Date, sponsorship of the Extrel Corporation Employees' Tax Shelter
Savings Plan.

		(ix) Puerto Rico Savings Plan. Certain Transferred Employees may participate under a savings plan established and maintained in Puerto Rico. If Purchaser so requests within a reasonable period after the Closing Date, Millipore shall transfer to a successor plan established by Purchaser the value of the account balances maintained under said plan for the Transferred Employees participating thereunder.

	8.7. Puerto Rico. Millipore will indemnify Purchaser and hold it harmless against any loss, liability, damage or expense relating to or arising in connection with, the relocation of Waters Division's Puerto Rico operations, including without limitation severance and other costs.

9.	Survival of Representations and Warranties.  Except as
otherwise specifically provided herein, all representations, warranties of Millipore and MIHL and the Purchaser contained herein or in any document, certificate or other instrument required to be delivered hereunder in connection with the transactions contemplated hereby shall survive for a period of three (3) years following the Closing; provided, that (i) representations and warranties made in Section 4.2 shall survive indefinitely, (ii) representations and warranties made in Section
4.11 shall survive until the expiration of the applicable statute of limitations or, if later, thirty (30) days after receiving notice of the assessment of additional Taxes from the relevant taxing authority, and (iii) representations and warranties made in Section 4.9(ii) shall survive for a period of five years; provided further, that in the event that any Purchaser Claim or Millipore Claim, as the case may be, for a breach of any representation or warranty has been asserted, in accordance with
Section 12.4, prior to the last day such representation or warranty would otherwise survive pursuant to this Section 9.1, such representation and warranty shall survive until final disposition of such claim.

10. Disclosures of Information by Former Millipore Employees. Effective as of the Closing Date, Millipore hereby waives all rights under any employee agreements regarding confidentiality, non-disclosure or non-use of information only to the extent necessary to permit former Millipore employees who become employed by WIL or any Subsidiary or by the Purchaser to disclose confidential information concerning the Business to the Purchaser and its affiliates.

11. Finders and Brokers. The Purchaser and Millipore will, except as set forth below, indemnify and hold harmless each other against and in respect of any claims for brokerage or other commission relative to this Agreement or the transactions contemplated hereby, based in any way on agreements, arrangements, or understandings claimed to have been made by such party with any third party. The Purchaser and Millipore each represent and warrant to the other that they have not dealt with any broker or finder in connection with the transactions contemplated by this Agreement, and do not know of any person, firm or corporation asserting a brokerage, finder's or similar claim in connection with the making or negotiation of this Agreement or the transactions contemplated hereby, except that Millipore has retained CS First Boston to assist it in the transaction contemplated by this Agreement and Millipore will be solely responsible for all fees and commissions due to that firm relating to this Agreement or the transactions contemplated hereby.

12.	Indemnification.

	12.1. Indemnity by Millipore. Millipore hereby agrees to indemnify, defend and hold harmless the Purchaser and its directors, officers and affiliates against and in respect of any Damages (as defined in Section 12.7 hereof) resulting from (a) any breach of any of the representations or warranties made by Millipore, Waters France, or MIHL contained in this Agreement, any exhibit or Schedule hereto or any other agreement, document or instrument delivered by Millipore, Millipore France or MIHL in connection with the transactions contemplated hereby, (b) any breach of the covenants and agreements made by Millipore, Millipore France or MIHL in this Agreement or any other agreement, document or instrument delivered by Millipore or MIHL in connection with the transactions contemplated hereby (including, without limitation, the Transition Services Agreement), or (c) the Excluded Liabilities, including
Liabilities associated with broker's and finder's fees and similar compensation based on arrangements to which Purchaser or any Affiliate thereof is not a party, and notwithstanding any other remedy that may be available to Purchaser with respect to the Excluded Liabilities, and any and all actions, suits and proceedings resulting from any of the foregoing (hereinafter called a "Purchaser Claim" or "Purchaser Claims"). Following the Closing Date, in no event shall Waters France or WIL and its Subsidiaries have any liability whatsoever for any breaches of the representations and warranties of Waters France or WIL and its Subsidiaries, and Sellers shall in no event seek contribution from Waters France or WIL and its Subsidiaries for any such breaches or in respect of any other payments required to be made by Sellers pursuant to this Agreement.

	12.2. Limitation of Liability. Except with respect to Purchaser Claims based upon fraud on the part of Millipore or MIHL ("Excluded Claims"), and subject to the limitations set forth in the second paragraph of Section 4 above, Millipore shall be liable, pursuant to Section 12.1(a) for breaches of representations or warranties set forth in Section 4 hereof, only if the aggregate of all Damages in respect of Purchaser Claims exceeds $500,000 in which event Millipore shall be liable only to the extent that Damages in respect of such Purchaser Claims exceed in the aggregate $500,000.

	Except with respect to Purchaser Claims based upon fraud on the part of Millipore or MIHL, Millipore's aggregate liability shall not exceed an amount equal to the Purchase Price.

	12.3. Purchaser Indemnity. Purchaser hereby agrees to indemnify and hold harmless Millipore and its directors, officers and affiliates against and in respect of any Damages (as defined in Section 12.7 hereof) resulting from (a) the inaccuracy of any representation or warranty made by the Purchaser or (b) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant of the Purchaser contained herein or in any agreement or instrument required to be entered into in connection herewith and specifically identified herein or (c) any misrepresentation in or omission from any certificate required to be furnished by the Purchaser hereunder and specifically identified herein, or (d) in respect of any claim arising in respect of the operation of the Business subsequent to the Closing, or (e) the imposition or attempted imposition on Millipore or any of its affiliates of any liability or obligation assumed by WIL, Waters France or a Subsidiary as described herein; and any and all actions, suits and proceedings resulting from any of the foregoing (hereinafter called a "Millipore Claim" or "Millipore Claims").

	12.4. Certification of Claims. If the Purchaser of Millipore is of the Opinion that any Purchaser Claim or a Millipore Claim, as the case may be, has occurred or will or may occur, Purchaser or Millipore, as the case may be, shall so notify the other, and each such notice shall be in writing and shall specify the circumstances of such asserted Purchaser Claim or Millipore Claim.

	12.5. Termination of Rights Hereunder. Notwithstanding any other provision hereof, no Purchaser Claim or Millipore Claim may be made or lawsuit instituted under the provisions of this
Section 12 (except for Reserved Claims) more than three years after the Closing Date except for claims for breaches of certain representations and warranties referred to in Section 12.1(a).
The obligation to provide indemnity for the breaches of representations and warranties referred to in Section 12.1(a) shall be as follows: (i) with respect to claims made pursuant to
Section 4.2, there shall be no time limit on claims for indemnification, (ii) with respect to claims made pursuant to
Section 4.11 claims must be made within the applicable statute of limitations or, if later, within 30 days of receiving notice of the assessment of additional Taxes from the relevant taxing authority, and (iii) with respect to claims made pursuant to
Section 4.9(ii), claims must be made on or prior to the fifth anniversary of the Closing Date. "Reserved Claim" shall mean any

Purchaser Claims or Millipore Claims which have been asserted, in accordance with Section 12.4, prior to the applicable date described in this Section 12.5.

	12.6.  Third Party Actions.

	(1)	In the event any claim is made, suit is brought or
other proceeding is instituted against the Purchaser, or any of its respective directors, officers or affiliates which involves or appears reasonably likely to involve a Purchaser
Claim for which indemnification may be sought against Millipore hereunder, Purchaser will, promptly (and in any event within thirty (30) days) after receipt of notice of any such claim, suit or proceeding, notify Millipore of the commencement thereof. The failure to so notify Millipore of the commencement of any such claim, suit or proceeding will relieve Millipore from liability only to the extent that such failure adversely affects the ability of Millipore to defend its interests in such claim, action or proceeding. Millipore (at its expense) shall have the right and shall be given the opportunity to assume and control the defense of such claim, suit or proceeding, provided that Millipore must conduct the defense of the claim actively and diligently thereafter in order to preserve its rights in this regard;
and provided further that Purchaser and its counsel (at Purchaser's expense) may participate in (but not control the conduct of) all matters pertaining to the defense or settlement of such claim, suit or proceeding. Whether or not Millipore elects to assume such defense, Purchaser shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of Millipore. In the event that Purchaser determines to settle any such claim, suit or proceeding without the prior consent of Millipore, Millipore shall have no further indemnification obligations with respect to such claim, suit or proceeding. Purchaser's consent to the settlement of any such claim, suit or proceeding by Millipore shall be required and shall not be unreasonably withheld, but such consent shall not be required if (or to the extent that) such settlement only requires the payment of a monetary amount. In the event that Purchaser withholds its consent to any settlement for any reason and thereafter a final judgment is entered against Millipore and/or the Purchaser pursuant to which damages exceed the amount of the proposed settlement, Millipore shall have no obligation to indemnify the Purchaser against and in respect of the amount by which the damages resulting from such final judgment exceeds the amount of the proposed settlement.

	(2)	In the event Millipore does not assume and conduct
the defense of the claim in accordance with Section 12.6(a) above, (i) Purchaser may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the claim in any manner Purchaser may deem appropriate (and Purchaser need not consult with, or obtain any consent from Millipore in connection therewith) and (ii)
Millipore will remain responsible for any adverse consequences Purchaser may suffer resulting from, arising out of, relating to, in the nature of or caused by the claim to the fullest extent provided in this Section 12.

	(3)	In the event any claim is made, suit is brought or
other proceeding is instituted against Millipore which involves or appears reasonably likely to involve a Millipore
Claim for which indemnification may be sought against Purchaser hereunder, Millipore will, promptly (and in any event within thirty (30) days) after receipt of notice of any such claim, suit or proceeding, notify the Purchaser of the commencement thereof. The failure to so notify the Purchaser of the commencement of any such claim, suit or proceeding will relieve the Purchaser from liability only to the extent that such failure adversely affects the ability of the Purchaser to defend its interest in such claim, action or proceeding. The Purchaser (at its expense) shall have the right and shall be given the opportunity to assume and control the defense of such claim, suit or proceeding, provided that Millipore and its counsel may participate in (but not control the conduct of) all matters pertaining to the defense or settlement of such claim, suit or proceeding. Whether or not Purchaser elects to assume such defense, Millipore shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the Purchaser. In the event that Millipore determines to settle any such claim, suit or proceeding without the prior consent of the Purchaser, the Purchaser shall have no further indemnification obligations with respect to such claim, suit or proceeding. Millipore's consent to the settlement of any such claim, suit or proceeding by Purchaser shall be required and shall not be unreasonably withheld, but such consent shall not be required if (or to the extent that) such settlement only requires the payment of a monetary amount. In the event that Millipore withholds its consent to any settlement for any reason and thereafter a final judgment is entered against the Purchaser and/or Millipore pursuant to which damages exceed the amount of the proposed settlement, Purchaser shall have no obligation to indemnify Millipore against and in respect of the amount by which the damages resulting from such final judgment exceeds the amount of the proposed settlement.

	12.7.  Definition of Damages.	For purposes of this
Section 12, the term "Damages" shall mean the amount of any loss, claim, demand, damage, deficiency, assessment, judgment, remediation, cost or expense (including reasonable attorneys', consultants' and experts' fees and expenses) actually incurred, less any amount recovered under an insurance policy carried by the party or parties seeking indemnification pertaining to such loss, claim, demand, damage, deficiency, cost or expense. Additionally, the indemnified party will pay to the indemnifying party, as and when received, any Tax benefit obtained by the indemnified party with respect to the Damages under any federal, state, local or foreign Tax laws. In the event that an indemnified party hereunder pays a claim covered by the indemnified party's insurance for which it is entitled to indemnification by the other party hereunder, such indemnified party shall pay such claim and the indemnifying party shall reimburse the indemnified party the full amount of such claim (less the amount of any insurance proceeds previously recovered by the indemnified party with respect to such claim, plus the aggregate amount by which such indemnified party's premiums with respect to such insurance is increased as the sole result of the payment of such claim). If the indemnified party subsequently receives insurance proceeds with respect to such claim, the indemnified party shall pay the indemnifying party such insurance proceeds up to the amount actually paid by the indemnifying party. The indemnified party shall be required to use its best efforts to seek and obtain such insurance proceeds as quickly as practicable.

	12.8.  Duty to Mitigate.

	(a)	Purchaser agrees at all times to use its reasonable
efforts to minimize, and to cause its designee(s), Waters France, WIL and its Subsidiaries to minimize, the cost to Millipore of the obligation to indemnify the Purchaser (and the other persons and entities identified in Section 12.1) for any damages in accordance with the terms and conditions of this Section 12.

	(b)	Millipore agrees at all times to use its reasonable
efforts to minimize the cost to the Purchaser of the obligation to indemnify Millipore (and the other persons and entities identified in Section 12.3) for any damages in accordance with the terms and conditions of this Section 12.

	12.9.  Exclusive Remedy; Waiver of CERCLA Rights.

	(a)	Except with respect to Purchaser Claims based upon
fraud, and the application of the provisions of Section 14.9, the rights of the Purchaser under this Section 12 shall be the exclusive remedy of the Purchaser with respect to any breach or alleged breach of the representations, warranties and covenants of Millipore set forth herein.

	(b)	Except with respect to Millipore Claims based upon
fraud, the rights of Millipore under this Section 12 shall be the exclusive remedy of Millipore with respect to any breach or alleged breach of the representations, warranties and covenants of the Purchaser as set forth herein.

	12.10.  Arbitration Procedures.

	(a) Millipore, Millipore France and MIHL, on the one hand, and Purchaser, on the other hand (the "Parties") agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims (i) for Damages arising out of the provisions of Section 7(b) above (the "Disputes") and (ii) the enforcement of Section 14.9 below.
Nothing in this Section 12.10 shall prohibit a Party from instituting litigation to enforce any Final Determination (as defined in clause (v) below) or availing itself of the other remedies set forth in Section 14.9 below. The Parties hereby agree and acknowledge that, except as otherwise provided in this
Section 12.10 or in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to, the Uniform Arbitration Act.

	(b) In the event that any Party asserts that there exists a Dispute, such Party shall deliver a written notice to each other Party involved therein specifying the nature of the asserted
Dispute and requesting a meeting to attempt to resolve the same.
If no such resolution is reached within ten (10) business days after such delivery of such notice, the Party delivering such notice of Dispute (the "Disputing Person") may, within forty-five (45) business days after delivery of such notice, commence arbitration hereunder by delivering to each other Party involved therein a notice of arbitration (a "Notice of Arbitration").
Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each Party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required to be included therein, if any, by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time.

	(c) Each Party shall select one independent arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as the "Purchaser Arbitrator" and the "Millipore Arbitrator", respectively). In the event that either Party fails to select an independent arbitrator as set forth herein within twenty (20) days from delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other Party. The Millipore Arbitrator and the Purchaser Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section
12.10. If the Millipore Arbitrator and the Purchaser Arbitrator are unable to agree on a third arbitrator within twenty (20) days after their selection, the Millipore Arbitrator and the Purchaser Arbitrator shall each prepare a list of three independent arbitrators. The Millipore Arbitrator and the Purchaser Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within seven (7) days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by the Millipore Arbitrator and the Purchaser Arbitrator.

	(d) The arbitrator(s) selected pursuant to subparagraph (c) above will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Purchaser submits a claim for $1,000, and if Millipore, contests only $500 of the amount claimed by Purchaser, and if the arbitrator(s) ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300/500) to Millipore and 40% (i.e., 200/500) to Purchaser.

	(e) The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as modified by the agreement of Purchaser and Millipore. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than ninety (90) business days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any Party, and to correct manifest clerical errors.

	(f) Any Party may enforce any Final Determination in the United States District Court for the District of Massachusetts. For the purpose of any action or proceeding instituted with respect to any Final Determination, each Party hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

	(g) If any Party shall fail to pay the amount of Damages assessed against it within ten (10) days of the delivery to such Party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the rate described in
Section 2.6 hereof. Interest on any such unpaid amount shall be compounded semi-annually, computed on the basis of a 365-day year and shall be payable on demand. In addition, such Party shall reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys' fees) incurred in seeking to collect such damages or to enforce any Final Determination.

13. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may, at any time prior to the Closing Date, be terminated: (a) by mutual agreement of Millipore and the Purchaser; (b) by Millipore or the Purchaser if the conditions set forth in Section 7.3 shall have not been fulfilled or waived by the Closing Date; (c) by the Purchaser if any of the conditions set forth in Section 7.4 shall not have been fulfilled or waived by the Closing Date; or (d) by Millipore if (i) by the close of business on July 31, 1994 or, such later date as the parties may mutually agree, the consummation of the transactions contemplated hereby have not taken place or (ii) any of the conditions set forth in Section 7.5 shall not have been fulfilled by the Closing Date.

	In the event of a termination pursuant to clause (a) or (b) hereof, neither Millipore nor the Purchaser shall have any further liability to the other. Termination pursuant to clause
(c) or (d) hereof shall be without prejudice to any party's rights with respect to a breach by any other party.

	Each party agrees that upon any termination it will not disclose, and will cause its directors, officers and representatives not to disclose, to any other person not a party to this agreement the event of termination or any of the reasons therefor except as may be required by applicable law or with the written consent of the other parties hereto.

14. Preservation of Records. For a period of three years following the Closing Date, the Purchaser shall preserve and maintain in reasonably available format all business records of the Waters Division which are transferred to the Purchaser's possession pursuant to this Agreement. Thereafter Purchaser shall preserve and maintain or permit Millipore to preserve or maintain all business records relating to periods prior to the Closing and not more than seven years old, on a rolling basis.

Purchaser shall make such records available for all reasonable purposes on a reasonable basis to Millipore and its representatives.

	14.1. Expenses. Whether or not the transactions contemplated hereby shall be consummated:

	(a) The Purchaser shall pay all of the fees, expenses and disbursements of its counsel and accountants in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred by it in the performance of its obligations under this Agreement; and

	(b) Millipore and MIHL shall pay all of the fees, expenses and disbursements of their counsel and accountants in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred by them in the performance by them of their obligations under this Agreement.

	14.2. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given: if delivered by facsimile on the date delivered (provided a copy is subsequently received by the recipient of such facsimile), or if mailed, three (3) business days after being deposited in the United States mail, postage prepaid and registered or certified, to the address of such party stated below:

In the case of the Purchaser,
at the following address:

	Waters Holding Inc.
	34 Maple Street
	Milford, Massachusetts  01757
	ATTENTION:  Chief Executive Officer

	with a copy to the Legal
	Department at the same address.

	with copies to:

	AEA Investors Inc.
65 East 55th Street
New York, New York 10022
	ATTENTION: Charles F. Baird

	Bain Capital, Inc.
	2 Copley Place
	Boston, Massachusetts 02116
	ATTENTION: Joshua Bekenstein

	Kirkland & Ellis
	200 East Randolph Drive
	Chicago, Illinois 60601
	ATTENTION: Karl E. Lutz, P.C.

	Kirkland & Ellis
	153 East 53rd Street
	New York, New York 10027
	ATTENTION: Stephen M. Zide, Esq.

In the case of Millipore, at the
following address:

	Millipore Corporation
	80 Ashby Road
	Bedford, Massachusetts  01730
	ATTENTION:  Geoffrey Nunes, Senior Vice President and
			  General Counsel

With a copy to:

	John E. Beard, Esq.
	Ropes & Gray
	One International Place
	Boston, Massachusetts  02110

In the case of MIHL, at the
following address:

	Millipore Investment Holdings, Ltd.
	1013 Centre Road, Suite 350
	Wilmington, Delaware  19805

With a copy to:

	John E. Beard, Esq.
	Ropes & Gray
	One International Place
	Boston, Massachusetts  02110

or to such other person or address as any party may designate for itself by notice to the other parties given in accordance with the provisions hereof.

	14.3. Successors in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, representatives and assigns. The Purchaser shall have the right to assign its entire interests (or any portion thereof) in this Agreement to one or more other corporations or entities controlling, controlled by or under common control with Purchaser, prior to and after the

Closing, but no such assignment shall relieve the Purchaser of its ultimate responsibility for the Purchaser's obligations hereunder. Notwithstanding the foregoing, Purchaser may, at any time, assign its rights hereunder, for collateral purposes, to any person or entity providing financing to Purchaser.

	14.4. Entire Agreement, etc. This Agreement, together with the Transition Services Agreement and the other agreements and other documents executed in connection herewith on and after the date hereof, represents the entire understanding and agreement between the parties hereto with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, documents, understandings, negotiations and representations made by and between such parties, all of which are hereby terminated. No amendment or modification of this Agreement will be effective unless reduced to writing and signed by all parties thereto. The Schedules and Exhibits attached hereto shall constitute part of this Agreement.

	14.5. Counterparts. This Agreement may be executed in two or more counterparts by the parties hereto, each of which when so executed will be an original, but all of which will together constitute one and the same instrument.

	14.6. Waivers. The failure of any party hereto at any time to require performance by any other party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

	14.7. Applicable Law. This Agreement shall take effect as a sealed contract and shall be governed by and the legal relationships of the parties determined and construed in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts made and performed wholly within said
State.

	14.8. Severability. In case any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the validity or enforceability of such provision or portion thereof in any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

	14.9. Specific Performance. Sellers acknowledge that the business of the Business is unique and recognize and affirm that in the event of a breach of this Agreement and/or the Transition Services Agreement by Sellers, money damages may be inadequate and Purchaser may have no adequate remedy at law. Accordingly, Sellers agree that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Sellers' obligations hereunder and/or the Transition Services Agreement not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

	IN WITNESS WHEREOF, the parties hereto have, by their duly authorized representatives, executed this Agreement under seal on the date first above written.

							MILLIPORE CORPORATION



							By
							   Geoffrey Nunes
							   Senior Vice President and
								General Counsel


							MILLIPORE INVESTMENT HOLDINGS,
							  LTD.



							By
							   Paul O'Connor
							   President


							MILLIPORE, S.A.



							By _________________________
							   Geoffrey Nunes
							   Attorney-in-Fact


							WATERS HOLDING INC.



							By

							   Title:

ACKNOWLEDGEMENT


State of New York)	ss.:
County of New York


	On the 31st day of March in the year 1994 before me personally came Geoffrey Nunes to me known, who, being by me duly sworn did depose and say that he resides in Cambridge, Massachusetts, that he is the Senior Vice President and General Counsel of Millipore Corporation, the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.



						____________________________
						Notary Public
						My commission expires:



State of New York)	ss.:
County of New York


	On the 31st day of March in the year 1994 before me personally came Paul O'Connor to me known, who, being by me duly sworn did depose and say that he resides in Needham, Massachusetts, that he is the President of Millipore Investment Holdings, Ltd., the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.



						____________________________
						Notary Public
						My commission expires:

State of New York)	ss.:
County of New York


	On the 31st day of March in the year 1994 before me personally came Geoffrey Nunes to me known, who, being by me duly sworn did depose and say that he resides in Cambridge, Massachusetts, that he is the Director of and Attorney-in-Fact for Millipore, S.A., the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.



						____________________________
						Notary Public
						My commission expires:



State of New York)	ss.:
County of New York


	On the 31st day of March in the year 1994 before me personally came _________________________ to me known, who, being by me duly sworn did depose and say that he resides in ______________________________, that he is the
____________________ of Waters Holding Inc., the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.



						____________________________
						Notary Public
						My commission expires:

ANNEX A

	Subsidiaries of Millipore which conduct Waters Division
Business:

                            		Country of Incorporation/
	Name	                                   Branch

Millipore GesmbH                        		Austria
Millipore Australia Pty. Ltd.           		Australia
Millipore S.A./N.V.	                     	Belgium
Millipore Industria E. Comercio Ltda	    	Brazil
Millipore A/S	                           	Denmark
Millipore Oy	                            	Finland
Millipore S.A.	                          	France
Millipore GmbH                          		Germany
Millipore S.p.A.	                        	Italy
Millipore SA de CV	                      	Mexico
Millipore BV	                            	Netherlands
Millipore Iberica S.A.                  		Spain
Millipore AB	                            	Sweden
Millipore AG	                            	Switzerland
Millipore (UK) Limited		                  United Kingdom
Millipore (China) Limited	               	Hong Kong/China

ANNEX B

	Subsidiaries of Waters Investments Limited which conduct
Waters Division Business:

		State of Incorporation/
	Name	Location of Branch

Nihon Waters Limited	Delaware/Japan
Waters Asia LimitedDelaware/Hong
Kong, Malaysia,
Singapore,
Taiwan

ANNEX C

	Subsidiaries of Millipore (newly created), the stock of which will be purchased by Purchaser (or its designee(s)).

	Name						Country of Incorporation

	Waters S.A.				France

				TABLE OF CONTENTS                        Page

1.	     Definitions                           2

	1.1.   "Agreement"                           3
 1.2. 	 "Balance Sheet"                       3
	1.3.  "Business                              3
	1.4.  "Closing Date"                         3
 1.5.  "ConSep License"                       3
	1.6.  "Documents"                            3
	1.7.  "Foreign Affiliates"                   3
 1.8.  "GAAP"                                 3
 1.9.	 "Millipore GAAP"                       4
 1.10.  "Millipore Contributed Assets"        4
 1.11.  "Purchased Assets"                    4
 1.12.  "Sellers"                             4
 1.13.  "Tax"                                 4
 1.14.  "TOF License"                         4
 1.15.  "Transition Services Agreement"       4
 1.16.  "Waters Division Financial Statements"4
 1.17.  "Waters Intellectual Property"        4

2.Acquisition of Purchased Assets, WIL and Waters France
by Purchaser                                  5

2.1.  Sale of Waters France and WIL Stock     5
2.2.  Sale of Purchased Assets                6
2.3.  Assumption of Certain Obligations       8
2.4.  Excluded Liabilities                    9
2.5.  Purchase Price                         10
2.6.  Adjustment to Purchase Price           10

3.	Closing                                   13

3.1.  Closing                                13

4.	Representations and Warranties
   of Millipore and MIHL.                    14

4.1.  Corporate Status                       15
4.2.  Capitalization and Ownership of Shares 15
4.3.  Subsidiaries                           16
4.4.  Authority                              16
4.5.  No Conflict                            17
4.6.  Financial Statements; Assets and
      Business                               17
4.7.  No Undisclosed Liabilities, etc        18
4.8.  Inventories; Accounts Receivable       18
4.9.  Compliance with Laws                   19
4.10.  Consents                              20
4.11.  Taxes                                 20
4.12.  Property                              21
4.13.  Patents, Technologies, etc            22
4.14.  Absence of Certain Changes            24

4.15.  ERISA Plans                           26
4.16.  Labor                                 32
4.17.  Insurance                             32
4.18.  Contracts                             32
4.19.  Employees                             33
4.20.  Litigation                            33
4.21.  Products Liability                    34
4.22.  Suppliers and Customers               34
4.23.  Prohibited Foreign Trade
       Practices Act: Sensitive Payments     34
4.24.  Burdensome Agreements                 35
4.25.  Disclosure                            35
4.26.  Closing Date                          35

5.	Pre-Acquisition Notifications             35

6.	Representations and Warranties of Purchaser 35

6.1.  Corporate Existence                    35
6.2.  Corporate Authority                    36
6.3.  No Conflict                            36
6.4.  No Consents                            36

7.  Covenants of Millipore and WIL.          37

7.1.  Continuance of Business                37
	7.2.  Access to Information                 38
	7.3.  Conditions to Closing by the Parties; Possible
		     Deferral of Closing with Respect to Certain
		     Foreign Jurisdictions                  39
	7.4.  Conditions to Closing by the Purchaser 40
	7.5.  Conditions to Closing by Millipore     44

8.  Post Closing Covenants                    45

8.1.  Tax Matters                             45
8.2.  Non-Assignable Assets                   48
8.3.  Further Assurances                      49
8.4.  Power of Attorney                       49
8.5.  Confidentiality                         50
8.6.  Employees and Employee Benefits Plans   50

9.	Survival of Representations and Warranties 52

10.  Disclosures of Information by Former Millipore
     Employees                                52

11.  Finders and Brokers                      52

12.	Indemnification                           53

12.1.  Indemnity by Millipore                 53
12.2.  Limitation of Liability                53
12.3.  Purchaser Indemnity                    54

12.4.  Certification of Claims                54
12.5.  Termination of Rights Hereunder        54
12.6.  Third Party Actions                    55
12.7.  Definition of Damages                  56
12.8.  Duty to Mitigate                       57
12.9.  Exclusive Remedy; Waiver of CERCLA
       Rights                                 57
12.10.  Arbitration Procedures                58

13.  Termination                              60

14.  Preservation of Records                  60

	14.1.  Expenses                              61
	14.2.  Notices                               61
	14.3.  Successors in Interest                62
	14.4.  Entire Agreement, etc                 63
	14.5.  Counterparts                          63
	14.6.  Waivers                               63
	14.7.  Applicable Law                        63
	14.8.  Severability                          63
14.9.  Specific Performance                   64

Annexes

Annex A -Subsidiaries of Millipore which conduct Waters Division
Business
Annex B -Subsidiaries of Waters Investment Limited which conduct
Waters Division Business
Annex C -Subsidiaries of Millipore (newly created), the stock of which will be purchased by Purchaser (or its desginee(s)).

Exhibits

Exhibit A -Millipore Contributed Assets
Exhibit B -Transition Service Agreement
Exhibit C -Letter from the United States Environmental
Protection Agency
Exhibit D -Commitment Letter re Financing